As filed with the Securities and Exchange Commission on June 21, 2012.

Registration No. 333-182057

U.S.
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM F-10
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Gold Standard Ventures Corp.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1040	n/a
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS. Employer Identification Number)

Suite 610 – 815
West Hastings Street,
Vancouver, B.C. V6C 1B4
(604) 669-5702

(Address and telephone number of
Registrant’s principal executive offices)

Gold Standard Ventures (US) Inc.,
2135 Industrial Way,
Suite A, Elko,
Nevada, 89801
(775) 738-9572

(Name, address (including zip code) and telephone number
(including area code) of agent for service in the United States)

The Commission is requested to send copies of all communications to:

Jonathan T. Awde	Gregory T. Chu, Esq.	Bruce A. Rich, Esq.	Bob Wooder	Riccardo A. Leofanti
Gold Standard Ventures Corp. Suite 610 – 815 West Hastings Street Vancouver, B.C. V6C 1B4 (604) 669-5702	Gregory T. Chu, A Law Corporation Suite 650 – 1188 West Georgia Street Vancouver, B.C. V6E 4A2 (604) 628-5005	Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 (212) 238-8895	Blake, Cassel & Graydon LLP 595 Burrard Street Three Bentall Centre Vancouver, B.C. V7X 1L3 604-631-3300	Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Ste. 1750 Toronto, ON M5K 1J5 416-777-4700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box below):

A.	☑ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐ at some future date (check appropriate box below)
1. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
2. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3. ☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4. ☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

1

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED JUNE 21, 2012

PRELIMINARY PROSPECTUS

US$
10,000,000 Common Shares

Gold Standard Ventures Corp. (“Gold Standard” or the “Company”) is offering (the “Offering”) 10,000,000 common shares (the “Offered Shares”) at a price of US$     per Offered Share (the “Offering Price”).

The Company’s outstanding common shares (the “Common Shares”) are listed for trading in the United States on the NYSE MKT, LLC, formerly NYSE AMEX LLC (the “NYSE MKT”), and in Canada on the TSX Venture Exchange (the “TSXV”), in each case under the symbol “GSV”. On June 20, 2012, the last trading day before the filing of this Prospectus, the closing price of the Common Shares was US$2.53 on the NYSE MKT and C$2.56 on the TSXV. The Company has applied to list the Offered Shares, including the Over-Allotment Shares, on the NYSE MKT and the TSXV. Listing will be subject to the Company fulfilling all of the listing requirements of the NYSE MKT and the TSXV.

Investing in the Offered Shares involves significant risks. See “Risk Factors” beginning on page 7 of the Prospectus.

	Per Offered Share	Total
Public offering price	US$	US$
Underwriting fees	US$	US$
Proceeds to the Company (before expenses)	US$	US$

The Company has granted the Underwriters a 30 day over-allotment option (the “Over-Allotment Option”) to purchase up to 1,500,000 additional Common Shares (the “Over-Allotment Shares”) to cover any over-allotments, if any.

This Offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of Offered Shares may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be fully described herein.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of British Columbia, Canada, that some of its officers and directors are residents of Canada, and that a substantial portion of the assets of said persons are located outside the United States.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the Offered Shares or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the Offered Shares through the facilities of The Depository Trust Company is expected to occur on or about June   , 2012 (the “Closing Date”).

Book-Running Manager

Dahlman Rose & Company

Casimir Capital LP	TD Securities Inc.

Macquarie Capital Markets North America Ltd.

The date of this Prospectus is       , 2012.

Investors should rely only on the information contained or incorporated by reference in this Prospectus. Neither the Company nor the Underwriters have authorized any person to provide different information. The Offered Shares may be sold only in those jurisdictions where offers and sales are permitted. This Prospectus is not an offer to sell or a solicitation of an offer to buy Offered Shares in any jurisdiction where it is unlawful. Information contained on the Company’s website shall not be deemed to be a part of this Prospectus or incorporated by reference herein and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Offered Shares.

Unless otherwise indicated, references in this Prospectus to “Gold Standard” or the “Company” include Gold Standard Ventures Corp. and its subsidiaries.

i

CURRENCY AND EXCHANGE RATE INFORMATION

Unless otherwise specified, all dollar amounts in this Prospectus and the documents incorporated by reference are stated in Canadian dollars, all references to “dollars”, “$” or “C$” are to Canadian dollars, and all references to “US$” are to United States dollars. The following table sets forth, for one Canadian dollar expressed in U.S. dollars, the exchange rate at the end of each of the periods indicated, the average exchange rate during each of the periods indicated and the high and low exchange rates during each of the periods indicated, in each case based on the Canada/U.S. noon exchange rate as reported by the Bank of Canada.

	Year Ended December 31,		Three Months Ended March 31,
	2010	2011	2011	2012
High	1.0069	1.0630	1.0340	1.0132
Low	0.9218	0.9383	0.9940	0.9781
Average	0.9709	1.0110	1.0144	0.9989
Period End	1.0054	0.9833	1.0314	1.0061

On June 20, 2012 the noon exchange rate, as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars, was C$1.00 equals US$0.9810.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada and filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”). Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Gold Standard Ventures Corp., at Suite 610 – 815 West Hastings Street, Vancouver, British Columbia, Canada, V6C 1B4, telephone (604) 669-5702. These documents are also available under the Company’s profile at www.sedar.com and www.sec.gov.

The following documents are specifically incorporated by reference, and form an integral part of, this Prospectus:

•	the annual information form of the Company, dated April 27, 2012, for the financial year ended December 31, 2011;
•	the consolidated financial statements of the Company and the notes thereto for the financial years ended December 31, 2011 and 2010, together with the auditors’ report thereon;
•	the management’s discussion and analysis of performance, financial condition and operations of the Company for the financial year ended December 31, 2011;
•	the unaudited condensed interim consolidated financial statements of the Company and the notes thereto for the three month periods ended March 31, 2012 and 2011;
•	the management’s discussion and analysis of performance, financial condition and operations of the Company for the three month period ended March 31, 2012;
•	the management information circular of the Company, dated June 1, 2011, in connection with an annual and special meeting of shareholders of the Company held on June 28, 2011;
•	the management information circular of the Company, dated May 9, 2012, in connection with an annual meeting of shareholders of the Company held on June 13, 2012;
•	the material change report of the Company, dated February 2, 2012, updating the status of the Company’s exploration program on, inter alia, the Railroad Project (as defined below);
•	the material change report of the Company, dated February 15, 2012, further updating the status of the Company’s exploration program on, inter alia, the Railroad Project;
•	the material change report of the Company, dated February 22, 2012, reporting partial assay results from drill hole RR11-16 on the Railroad Project;

•	the material change report of the Company, dated March 28, 2012, regarding the acquisition by the Company of additional mining leases adjacent to the Railroad Project;
•	the material change report of the Company, dated March 29, 2012, regarding the appointment of, inter alia, David M. Cole as a director of the Company;
•	the material change report of the Company, dated April 3, 2012, reporting additional assay results from the lower portion of drill hole RR11-16 on the Railroad Project;
•	the material change report of the Company, dated April 11, 2012, regarding the Company’s acceleration of the expiry date of certain share purchase warrants and the proceeds received by the Company from recent warrant exercises;
•	the material change report of the Company, dated April 24, 2012, updating the exercise of recently accelerated share purchase warrants and the proceeds received as a result thereof;
•	the material change report of the Company, dated April 26, 2012, reporting assay results from, inter alia, drill hole RR 12-01 on the Railroad Project;
•	the material change report of the Company, dated June 7, 2012, regarding the Company’s approval for listing on the NYSE MKT;
•	the material change report of the Company dated June 12, 2012, regarding the announcement of the Offering; and
•	the technical report dated May 29, 2012 on the Railroad Project titled “Technical Report on the Railroad Project Elko County, Nevada USA” prepared by David R. Shaddrick, M.Sc., CPG, P.Geo (the “Railroad Report”) in compliance with National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”).

On June 11, 2012, the Company filed the Railroad Report. The Railroad Report updates and replaces the technical report, dated effective February 15, 2012 (as amended and restated April 18, 2012), on the Railroad Project titled “Amended and Restated Technical Report on the Railroad Project Elko County, Nevada USA” and prepared by E.L. Hunsaker III, CPG 8137 (the “February Railroad Report”). As a result, any reference to, or information originating from, the February Railroad Report that may be presented in the documents incorporated by reference herein is no longer relevant and is excluded from this Prospectus and the documents incorporated by reference herein.

Certain of the above documents incorporated by reference in this Prospectus including, but not limited to, the Company’s annual information form dated April 27, 2012 and management’s discussion and analysis of the performance, financial condition and operations of the Company for the financial year ended December 31, 2011 include references to, summaries or extracts from and/or incorporate by reference the technical report dated November 9, 2009 (revised March 4, 2010 and May 11, 2010) prepared by Dwight S. Juras, P.G., M.S., Ph.D. and Michael B. Jones, Ph.D. over portions of the Company’s CVN project titled “CVN Exploration Property, Eureka Co., Nevada, U.S.A.” (the “CVN Report”). As of the date of this Prospectus, the Company no longer considers the CVN project to be a material mineral property for the purposes of NI 43-101 and therefore all references to, summaries or extracts from, and/or the incorporation by reference of, the CVN Report in such documents incorporated by reference in this Prospectus are expressly excluded from this Prospectus and the documents incorporated by reference herein.

Any annual information form, annual or interim financial statements and related management’s discussion and analysis, material change report (other than a confidential material change report), business acquisition report, information circular or other disclosure document required to be incorporated by reference into this Prospectus pursuant to Item 11.1(1) of Form 44-101F1 Short Form Prospectus of Canadian National Instrument 44-101 — Short Form Prospectus Distributions, in each case that is filed by the Company with any securities commission or similar regulatory authority in Canada subsequent to the date of this Prospectus and prior to the completion or withdrawal of the Offering, shall be deemed to be incorporated by reference into this Prospectus. In addition, any document filed by the Company with, or furnished by the Company to, the SEC pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), subsequent to the date of this Prospectus and prior to the completion or withdrawal of the Offering shall be deemed to be incorporated by reference into this Prospectus and the registration statement of which this Prospectus forms a part (in the case of any Report on Form 6-K, if and to the extent expressly provided in such report).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute part of this Prospectus.

ADDITIONAL INFORMATION

A registration statement on Form F-10 has been filed by the Company with the SEC in respect of the Offered Shares. The registration statement, of which this Prospectus constitutes a part, contains additional information not included in this Prospectus, certain items of which are contained in the exhibits to such registration statement, pursuant to the rules and regulations of the SEC. Information omitted from this Prospectus but contained in the registration statement is available on the SEC's website under the Company's profile at www.sec.gov. You should refer to the registration statement and the exhibits for further information.

In addition to the Company’s continuous disclosure obligations under the securities laws of certain of the provinces of Canada, the Company is subject to the information requirements of the U.S. Exchange Act and in accordance therewith the Company files with or furnishes to the SEC reports and other information. The reports and other information that the Company files with or furnishes to the SEC are prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company's officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as U.S. companies. Copies of any documents that the Company has filed with the SEC may be read at the SEC’s public reference room at Room 1500, 100 F Street N.E., Washington, D.C., 20549. Copies of the same documents may also be obtained from the public reference room of the SEC by paying a fee. Please call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room.

The SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) Internet site also contains reports and other information about the Company and any public documents that the Company files electronically with the SEC. The EDGAR site can be accessed at www.sec.gov. Investors may read and download any public document that the Company has filed with the securities commission or similar regulatory authorities in the provinces of British Columbia, Alberta and Ontario at www.sedar.com.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement on Form F-10 of which this Prospectus forms a part: (i) the documents referred to under the heading “Documents Incorporated by Reference”; (ii) the consent of Davidson & Company LLP; (iii) the consent of Thorsteinssons LLP; (iv) the consent of Blake, Cassels & Graydon LLP; (v) the consent of David R. Shaddrick, M.Sc., CPG, P.Geo; (vi) the form of Underwriting Agreement; and (vii) powers of attorney from certain of the Company's directors and officers (included on the signature pages of the registration statement).

ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a corporation incorporated under and governed by the Business Corporations Act (British Columbia). Certain of the Company’s officers and directors, and the majority of the experts named in this Prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and a significant portion of the Company’s assets, are located outside the United States. As a result, it may be difficult for investors in the United States to effect service of process within the United States upon the Company or such directors, officers and representatives of experts who are not residents of the United States or to enforce against them judgments of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities laws of any state within the United States.

The Company has filed with the SEC, concurrently with the filing of the registration statement on Form F-10 relating to the Offering, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company has appointed Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711 as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the Offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION AND STATEMENTS

Certain statements contained in this Prospectus and the documents incorporated by reference herein constitute forward-looking information or forward-looking statements (collectively, “forward-looking statements”) within the meaning of applicable Canadian securities laws and United States securities laws. Forward-looking statements include statements concerning the Company’s current expectations, estimates, projections, assumptions and beliefs, and, in certain cases, can be identified by the use of words such as “seeks”, “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will be taken”, “occur” or “be achieved”, or the negative forms of any of these words and other similar expressions.

Forward-looking statements reflect the Company’s current expectations and assumptions, and are subject to a number of known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any anticipated future results, performance or achievements expressed or implied by the forward-looking statements, including without limitation:

•	the Company's limited operating history;
•	the Company's history of losses and expectation of future losses;
•	uncertainty as to the Company's ability to continue as a going concern;
•	the lack of known mineral resources and reserves on the Company's mineral properties;
•	the Company's ability to obtain adequate financing for exploration and development;
•	potential dilution of the Company’s interest in the Railroad Project;
•	the Company's ability to attract and retain qualified personnel;
•	foreign currency fluctuations;
•	uncertainty as to the Company's ability to maintain effective internal controls;
•	the involvement by some of the Company's directors and officers with other natural resource companies;
•	the uncertain nature of estimating mineral resources and reserves;
•	uncertainty surrounding the Company's ability to successfully develop its mineral properties;
•	exploration, development and mining risks, including risks related to infrastructure, accidents and equipment breakdowns;

v

•	title defects to the Company's mineral properties;
•	the Company's ability to obtain all necessary permits and other approvals;
•	risks related to equipment shortages, access restrictions and inadequate infrastructure;
•	increased costs and restrictions on operations due to compliance with environmental legislation and potential lawsuits;
•	fluctuations in the market price of gold and other metals;
•	intense competition in the mining industry; and
•	the Company's ability to comply with applicable regulatory requirements.

In making the forward-looking statements included in this Prospectus and the documents incorporated by reference herein, the Company has made various material assumptions, including, but not limited to:

•	the results of the Company’s current exploration programs on the Railroad Project will be consistent with current expectations;
•	the Company’s assessment and interpretation of potential geological structures and mineralization at the Railroad Project are accurate in all material respects;
•	the sufficiency of the Company’s working capital surplus to fund continued exploration and operating expenses through 2012;
•	the price for gold and other precious metals will not fall significantly below current levels;
•	the Company will be able to secure additional financing to accelerate its exploration and, if warranted, development activities on the Railroad Project and meet future obligations;
•	the Company will be able to obtain regulatory approvals and permits in a timely manner and on terms consistent with current expectations;
•	the Company will be able to procure drilling and other mining equipment, energy and supplies in a timely and cost efficient manner to meet the Company’s needs from time to time;
•	the Company’s capital and operating costs will not increase significantly from current expectations;
•	key personnel will continue their employment with the Company and the Company will be able to obtain and retain additional qualified personnel, as needed, in a timely and cost efficient manner;
•	there will be no significant adverse changes in the Canada/U.S. currency exchange rate;
•	there will be no significant changes in the ability of the Company to comply with environmental, safety and other regulatory requirements; and
•	the absence of any material adverse effects arising as a result of political instability, terrorism, sabotage, natural disasters, equipment failures or adverse changes in government legislation or the socio-economic conditions in Nevada and the surrounding area with respect to the Company’s properties and operations.

Other assumptions are discussed throughout this Prospectus and in the documents incorporated by reference herein.

Investors are cautioned not to place undue reliance on the forward-looking statements or the assumptions on which the Company’s forward-looking statements are based. Investors are advised to carefully review and consider the risk factors identified in this Prospectus under the heading “Risk Factors” and in the documents incorporated by reference herein for a discussion of the factors that could cause the Company’s actual results, performance and achievements to be materially different from any anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Investors are further cautioned that the foregoing list of risks and assumptions is not exhaustive and prospective investors should consult the more complete discussion of the Company’s business, financial condition and prospects that is included in this Prospectus, including the documents incorporated by reference herein.

Although the Company believes that the assumptions on which the forward-looking statements are made are reasonable, based on the information available to the Company on the date such statements were made, no assurances can be given as to whether these assumptions will prove to be correct. The forward-looking statements contained in this Prospectus and the documents incorporated by reference herein are expressly qualified in their entirety by the foregoing cautionary statements.

Forward-looking statements speak only as of the date the statements are made. The Company assumes no obligation to update publicly or otherwise revise any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward-looking statements.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

This Prospectus has been prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. In particular, the historical resource estimates included in the Railroad Report incorporated by reference herein have not been prepared in accordance with applicable U.S. securities laws, including Industry Guide 7, and are not comparable to information made public by companies that report in accordance with U.S. standards. In addition, the Company does not treat the historical estimates as mineral resources or reserves, as defined by NI 43-101, as such historical estimates have not had sufficient work completed by the author of the technical report or any “qualified person” to allow for such classification under NI 43-101. NI 43-101 permits the disclosure of a historical estimate made prior to the adoption of NI 43-101 that does not otherwise comply with NI 43-101, using the historical terminology, provided that the disclosure: (a) identifies the source and date of the historical estimate; (b) comments on the relevance and reliability of the historical estimate; (c) states whether the historical estimate uses categories other than those prescribed by NI 43-101 and, if so, includes an explanation of the differences, and (d) includes any more recent estimates or data available. The historical resource estimates included in the Railroad Report should not be relied upon. See “Risk Factors — The Company's mineral projects have no known mineral resources or reserves”.

SUMMARY

The following description highlights selected information about the Company contained in this Prospectus and the documents incorporated by reference herein. This description does not contain all of the information about the Company and its properties and business that you should consider before investing in the Offered Shares. You should carefully read the entire Prospectus, including the section titled “Risk Factors”, as well as the documents incorporated by reference in this Prospectus, before making an investment decision.

THE COMPANY

Overview

Gold Standard is a Canadian-based company focused on the acquisition and exploration of district-scale and other gold-bearing mineral properties exclusively in the State of Nevada, United States.

The Company's flagship property is the Railroad Project (the “Railroad Project”), located in Elko County, Nevada. The Railroad Project is a prospective gold exploration target comprising approximately 15,636 acres (24.4 square miles) within the Carlin Trend of north-central Nevada. The Company currently owns or controls close to 100% of the material claims and fee lands comprising the Railroad Project. Work programs at the Railroad Project conducted by the Company over the past two years have been focused on utilizing model-driven exploration techniques to explore for Carlin-style gold mineralization. This work has confirmed the presence of a significant mineral system as well as the identification of a new mineralized zone in the North Bullion Target. The Company's primary objective at the Railroad Project is to continue to aggressively explore the area with the goal of delineating a NI 43-101 compliant resource and establishing reserves thereon.

In addition to the Company's flagship Railroad Project, the Company also holds or controls a 100% interest in the Crescent Valley North (“CVN”), Camp Douglas and South Railroad projects, all of which are early stage gold exploration projects located in Nevada. As of the date of this Prospectus, the Company does not consider any of them to be material mineral properties for the purposes of NI 43-101.

Strengths

Evidenced by its recent discoveries at the Railroad Project, the Company has demonstrated an ability to successfully explore and identify gold-bearing mineralization in a disciplined manner. The Company believes that it is well-positioned to continue building shareholder value through the following key strengths:

•	The Right People — seasoned board of directors and proven exploration team led by David C. Mathewson, Vice-President, Exploration, who, while at Newmont Mining Corporation, was a key member of the exploration team that discovered numerous gold deposits in the Rain District adjacent to the Railroad Project.
•	The Right Project — the Company believes that its Railroad Project is the “fourth window” on the southern portion of the Carlin Trend, which to the northeast hosts gold deposits such as Goldstrike, Carlin, Leeville, Meikle, Gold Quarry, Tusk, Emigrant and Rain.
•	The Right Tools — a model-driven exploration approach utilizing advanced exploration techniques has led to the Company’s exploration results to date at the Railroad Project, including the identification of a new mineralized zone at the North Bullion Target.

Strategy

The state of Nevada accounts for over 80% of U.S. gold production, having produced approximately 6.1 million ounces in 2011. Some of the world’s largest gold deposits are found in Nevada, and there are 22 major processing facilities in the state. The Company believes there is an opportunity to find additional large-scale, district-sized gold deposits in Nevada.

The Carlin Trend, located in north-central Nevada, hosts gold deposits such as Goldstrike and Carlin in dome geological complexes. Each dome or “window” contains permissive gold-bearing rocks exposed at surface where these deposits are found. The Company believes that the Railroad Project is the “fourth window” on the southern portion of the Carlin Trend.

Over the past two years, the Company has been dedicated to consolidating the previously fragmented land position at the Railroad Project and utilizing model-driven exploration techniques to explore for Carlin-style gold mineralization. Due to the previously fragmented land position, the Railroad Project has never been systematically explored using modern exploration techniques. Recent work has confirmed the presence of a significant mineral system as well as the identification of a new mineralized zone in the North Bullion Target. The Company's primary focus is to continue to aggressively drill at the Railroad Project with the goal of delineating a NI 43-101 compliant resource and establishing reserves thereon.

Recent Developments

Advancing Work on the Railroad Project

During its 2011 drilling program at the Railroad Project, the Company encountered large, thick zones of collapsed breccias containing anomalous gold up to one gram per Tonne (“g/T”) or more on what is now referred to as the North Bullion Target Zone. Utilizing these results, combined with the Company’s previous gravity data and geochemical soil and rock surveys, in late 2011, the Company began drilling three angled core holes, RR11-16, RR11-17 and RR11-18, into the North Bullion Target Zone to test a recently identified north-south-trending fault complex for potential high-grade feeders that created the breccias and fed in the gold mineralization.

On February 22, 2012, the Company announced assay results from the first 880 feet of hole RR11-16 being drilled at an angle of -70° eastward into the north-south-trending target within the North Bullion Target Zone. The Company reported that RR11-16 had intersected 185 feet of 0.124 ounces per ton (“opt”) of gold (56.4 meters of 4.26 g/T) from 555 to 740 feet (169.2 to 225.6 meters), including an interval of 60 feet of 0.205 opt of gold (18.3 meters of 7.03 g/T) containing two five foot intercepts grading above 0.40 opt of gold (13.7 g/T).

On April 3, 2012, the Company reported additional assay results from the lower portion of completed hole RR11-16 and completed holes RR11-17 and RR11-18, including 255 feet of 0.048 opt of gold (77.8 meters of 1.63 g/T) from 1070 to 1325 feet (326.1 to 403.9 meters) and including 110 feet of 0.075 opt of gold (33.5 meters of 2.58 g/T) from 1180 to 1290 feet (359.7 to 393.2 meters) in hole RR11-18.

On April 26, 2012, the Company reported that a new hole, RR12-01, one of two flatter angled -55° exploration holes commenced in February 2012 from sites used to drill holes RR11-16 and RR11-18 drilled eastward to focus on a potential high-grade feeder previously discovered in hole RR11-16 had intersected 537 feet of 0.099 opt gold (164 meters of 3.38 g/T), including 140 feet of 0.274 opt gold (42.7 meters of 9.40 g/T). This intersection includes 12 intercepts (each about five feet in length) that assayed greater than 0.3 opt gold (10.0 g/T) to as high as 0.75 opt gold (25.6 g/T). RR12-01 is located approximately 300 feet north of RR12-02. Both holes were designed to further assess the generally north-south-trending North Bullion Target Zone and intersect high-grade feeder mineralization within this target zone.

In total, seven holes totaling 14,353.5 feet have been drilled on the Railroad Project since January 1, 2012 (including six holes in the North Bullion Target Zone), with several holes containing significant gold intercepts as summarized below:

Significant Drill Intercepts
Hole Id	From m	To m	From ft	To ft	Length ft	Au (opt)
RR11-16	169.2	225.6	555	740	185	0.124
	318.5	330.7	1045	1085	40	0.022
	402.3	437.4	1320	1435	115	0.012
RR11-17	253.4	256.0	831.5	840	8.5	0.071
	506.0	512.1	1660	1680	20	0.038
	524.3	538.0	1720	1765	45	0.018
RR11-18	301.8	309.4	990	1015	25	0.075
	326.1	403.9	1070	1325	255	0.048
RR12-01	237.4	401.1	779	1316	537	0.099
incl	278.9	321.6	915	1055	140	0.274
RR12-2	256.0	271.0	840	889	49	0.034
	326.7	342.1	1072	1122.5	50.5	0.028
	356.9	385.9	1171	1266	95	0.029

Additional Mining Leases, South Railroad Project

Since late 2011, the Company has entered into additional leases with various land holders encompassing approximately 2,218 net mineral acres of land adjacent to and south of the Railroad Project (the “South Railroad Project”).

Each of the mining leases is substantially the same and grants the Company the exclusive right to explore, mine and develop various portions of the South Railroad Project for a primary term of 10 years, but will continue thereafter as long as commercial mining operations are being conducted on the lands. Each lease is subject to a small upfront payment and annual advance minimum royalty (“AMR”) payments of US$17.50 per acre in the first and second years, increasing to US$28.00 per acre in the seventh year and thereafter, of which approximately US$111,240 has been paid to April 27, 2012. The leases are also subject to a production royalty of 5% of net smelter returns (payable in proportion to the interest held), against which the AMR payments shall be credited and recouped up to 80%.

As of the date of this Prospectus, the Company has yet to determine its exploration plans for the South Railroad Project.

Board and Personnel Additions and Changes

On March 29, 2012, the Company announced that David M. Cole, CPG, had been appointed as an additional independent director of the Company. Mr. Cole has over 27 years of mining and mineral exploration industry experience and is the President and Chief Executive Officer of Eurasian Minerals Inc., a public company listed on the TSX with a current market capitalization in excess $100 million and over 100 exploration properties in 11 countries. Prior to founding Eurasian Minerals Inc., Mr. Cole worked for Newmont Mining Corporation where he held a number of management and senior geologic positions, gaining extensive global business and technical experience. Mr. Cole earned his Masters Degree from Colorado State University in 1991 and is a AIPG Certified Professional Geologist and member of several professional organizations and local and international societies.

On March 29, 2012, the Company also reported that Steven Koehler, B.Sc. Geology, CPG, had joined the Company’s exploration team as Manager of Projects. Over his 22 year career, Mr. Koehler has held senior level exploration positions with Newmont Mining Corporation, Placer Dome Inc. and Miranda Gold Corp., exploring for gold on the Carlin and Cortez Trends of northern Nevada. Most recently, Mr. Koehler was Chief Geologist of Evolving Gold Corp. and responsible for leading its exploration programs in Nevada. Mr. Koehler earned a Bachelor of Science degree in geology from the University of Wisconsin-River Falls and is an AIPG Certified Professional Geologist.

The Company held an annual meeting of its shareholders on June 13, 2012 (the “2012 AGM”). As reported in the management information circular for such meeting, Ewan S. Downie did not stand for re-election as a director of the Company and accordingly the board of directors now consists of six directors, of which three directors are “independent” as such term is defined under applicable securities legislation. The three independent directors, being William E. Threlkeld, Robert J. McLeod and David M. Cole, have been appointed to and comprise the Company’s audit and compensation committees and the recently established corporate governance committee responsible for the development and supervision of the Company’s approach to corporate governance issues. The Company will seek to appoint an additional independent director to the board before the next annual meeting of shareholders.

Acceleration and Exercise of Warrants

On April 11, 2012, the Company announced that during the period from January 1, 2012 to April 10, 2012 the Company had received gross proceeds of $7,775,713 pursuant to the exercise of 7,885,412 share purchase warrants at a weighted average exercise price of approximately $0.99 per Common Share. The Company also announced that, effective March 20, 2012, it had accelerated the expiry date of 1,199,616 previously issued share purchase warrants to April 19, 2012 in accordance with an acceleration provision contained in the underlying warrant certificates. On April 24, 2012, the Company reported that all 1,199,616 accelerated warrants had been exercised at an exercise price of $1.00 per Common Share. Since that date, an additional 1,030,451 warrants have been exercised at a weighted average exercise price of $1.00 per Common Share, for aggregate gross proceeds of $1,030,451.

Listing on the NYSE MKT

Effective June 12, 2012, the Common Shares were listed for trading on the NYSE MKT under the symbol “GSV”.

Work Plan and Milestones

The Company is focused on accelerating the exploration drilling program at the Railroad Project to follow-up on, among other things, recent drilling success at the North Bullion Target Zone. Planned activities at the Railroad Project include carrying out Phase 1 of the exploration program recommended by the Railroad Report. Phase 1 is focused almost exclusively on drilling, with the primary emphasis on the North Bullion, Railroad Fault, Central Bullion, South Bullion and Lee Canyon targets with some additional drilling on the LT and North Ridge targets, for a total of approximately 70,000 feet. Phase 1 also includes an additional CSAMT survey, magnetics, geological mapping and permitting. The budgeted cost for the Phase 1 exploration program is US$14,973,000. The Company expects to fund the costs relating to the Phase I exploration program out of the net proceeds of this Offering. See “Use of Proceeds”. In order to accomplish the Company’s objective of completing the Phase 1 exploration program by June 2013, the Company must meet the following milestones:

•	locate and contract for a minimum of five to seven drilling rigs, including four or five core rigs, one to two reverse circulation rigs and the attendant personnel;
•	timely receipt of assay results for drill core and other samples submitted to the Company’s independent laboratory for analysis in order for the Company to be able to assess and interpret such results to develop future drill targets for the Railroad Project and, in particular, the North Bullion Target Zone;
•	retention of existing technical staff and personnel in order to supervise drilling operations and assess and interpret the results thereof, including the hiring of additional professional staff as may be required;
•	timely receipt of all necessary permits and approvals to carry out the drilling program as may be necessary from time to time; and
•	encounter favorable weather and ground conditions to carry out the exploration program in a timely manner.

Phase 2 decision points can be defined as either the identification of another significant mineralized zone at the Railroad Project requiring more detailed drilling, or sufficient drill intercepts in the North Bullion Target Zone to allow for the calculation of resources and the commencement of definition drilling. If warranted by the results of Phase 1, a Phase 2 exploration program would entail extensive offset drilling on the North Bullion Target Zone to define resources as well as ongoing exploration of multiple targets over other areas of the Railroad Project. The details of a Phase 2 exploration program and budget are contingent on the results of the Phase 1 exploration program.

THE OFFERING

Issuer
Gold Standard Ventures Corp.
Securities Offered
10,000,000 Offered Shares
Over-Allotment Option
1,500,000 Over-Allotment Shares (15% of Offered Shares issued under the Offering)
Common Shares Outstanding after the Offering(1)
81,279,831 Common Shares (82,779,831 Common Shares if the Over-Allotment Option is exercised in full)
Use of Proceeds
The net proceeds of the Offering will be approximately US$23,157,000 (US$26,724,300 if the Over-Allotment Option is exercised in full), based on an assumed Offering Price of US$2.53 per Offered Share, which was the closing price of the Common Shares on the NYSE MKT on June 20, 2012, and after deducting the Underwriters' Fee and estimated expenses of the Offering. The Company intends to use the net proceeds of the Offering to complete the Phase 1 exploration program on the Railroad Project, for additional drilling and exploration work on the Railroad Project, and for working capital and general corporate purposes. See “Use of Proceeds”.
TSX Venture Listing Symbol
GSV
NYSE MKT Listing Symbol
GSV
Risk Factors
Prospective purchasers of the Offered Shares should consider carefully the information set forth under “Risk Factors” and all other information included or incorporated by reference in this Prospectus before making an investment in the Offered Shares.

Note:

(1)	Based on 71,279,831 Common Shares outstanding as of June 20, 2012. This figure excludes 4,100,000 Common Shares reserved for issuance pursuant to outstanding stock options, which are exercisable at a weighted average exercise price of $0.95 per Common Share, and 2,315,278 Common Shares reserved for issuance pursuant to outstanding warrants, which are exercisable at a weighted average exercise price of $0.99 per Common Share.

RISK FACTORS

The operations of the Company are highly speculative due to, among other things, the high-risk nature of the Company's business, which includes the acquisition, financing, exploration and, if warranted, development of mineral properties. Accordingly, the acquisition of the Offered Shares involves a high degree of risk and should be considered speculative. You should carefully consider the risks set out below and other information contained or incorporated by reference in this Prospectus before purchasing any of the Offered Shares. The risks and uncertainties set out below and incorporated by reference herein are not the only ones facing the Company. Additional risks and uncertainties not currently known to the Company, or that the Company currently deems immaterial, may also materially adversely affect the Company’s operations, business and financial condition, which could cause investors to lose part or all of their investment.

Risks Relating to the Company

The Company has a limited operating history.

The Company has a limited history of operations on which to base an evaluation of its business and prospects. All of the Company’s properties are in the exploration stage. The Company has not yet generated any operating revenues. As such, the Company is subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel and lack of revenues.

The Company has incurred losses since its inception and expects to incur losses for the foreseeable future.

The Company has not been profitable since its inception and does not expect to generate revenues from operations in the foreseeable future. For the fiscal year ended December 31, 2011 and for the three months ended March 31, 2012, the Company had a loss and comprehensive loss of $4,138,880 and $1,679,319, respectively. As at March 31, 2012, the Company had an accumulated deficit of $9,261,000. To become profitable, the Company must first establish commercial quantities of mineral reserves on its properties, and then either develop such properties or locate and enter into agreements with third party operators to bring such properties into production. Mineral exploration and development involves a high degree of risk that even a combination of careful evaluation, experience and knowledge cannot eliminate, and few properties that are explored are ultimately developed into producing mines. It could be years before the Company receives any revenues from the production of gold or other precious metals, if ever. The Company may suffer significant additional losses in the future and may never be profitable.

The Company may not be able to continue as a going concern.

The Company has limited financial resources and no operating revenues. To maintain its existing interest in the Railroad Project, the Company has contractually agreed to make certain expenditures on the property. The Company’s ability to continue as a going concern is dependent upon, among other things, the Company establishing commercial quantities of mineral reserves on its properties and obtaining the necessary financing to develop and profitably produce such minerals or, alternatively, disposing of its interests on a profitable basis. Any unexpected costs, problems or delays could severely impact the Company's ability to continue exploration and development activities. Should the Company be unable to continue as a going concern, realization of assets and settlement of liabilities in other than the normal course of business may be at amounts materially different than the Company’s estimates. The amounts attributed to the Company's exploration properties in its financial statements represent acquisition and exploration costs and should not be taken to represent realizable value.

The Company’s mineral projects have no known mineral resources or reserves.

The Company currently has an interest in four mineral projects located in north central Nevada, United States: the Railroad, South Railroad, CVN and Camp Douglas projects.

The Railroad Project is a prospective gold target that has been the subject of considerable exploration work, both historically and by the Company, as outlined in the Railroad Report. The Railroad Report does not contain an estimate for mineral resources or mineral reserves, but refers to certain historical estimates for gold on a portion of the Railroad Project known as the POD area. The Company does not treat the historical estimates as mineral resources or reserves as defined by NI 43-101, as such historical estimates have not had sufficient work completed by the author of the Railroad Report or any “qualified person” to allow for such classification under NI 43-101. The lack of pulps, rejects, cuttings or core currently available for sampling and verification makes the data utilized in formulating the historical estimates limited in their reliability. In addition, no gold has been produced from the historical estimates. For these reasons, among others, the historical estimates should not be relied upon as a guarantee of mineral resources or reserves. Actual mineral resources or reserves, if any, may differ significantly.

The South Railroad, CVN and Camp Douglas projects are in the early exploration stage and are without known mineral resources or reserves. In the case of each property, the proposed work programs, if any, are exploratory in nature and are designed to search for and/or confirm the existence of a mineral deposit.

Newmont Mining Corporation has retained a back-in right on a portion of the Railroad Project, which, if exercised, could dilute the Company’s interest in the Railroad Project.

The Company has leased a portion of the property comprising the Railroad Project from Newmont Mining Corporation (“Newmont”). The lease relates to 640 acres of fee surface rights, 1,280 acres of fee mineral rights and 1,280 acres of mining claims. However, Newmont has retained a back-in right over the leased property, which allows them to re-acquire up to a 70% interest in this portion of the Railroad Project. If Newmont exercises its back-in right, the Company’s interest in the Railroad Project would decline.

The Company will require additional capital to develop its mineral properties or complete further exploration programs.

The Company’s current operations do not generate any cash flow. Future work on the Company’s properties will require additional financing. At May 31, 2012, the Company had cash and cash equivalents of approximately $9,414,145 and working capital of approximately $8,142,016. Although the Company estimates that such working capital, together with the net proceeds of this Offering, will enable the Company to fund its proposed exploration budget and general operating expenses for the ensuing 18 months, the Company will be required to expend significant additional amounts for geological and geochemical analysis, assaying, and, if warranted, feasibility studies with regard to the results of its exploration. If the Company is successful in identifying resources through additional drilling and analysis, it will require significant additional capital to construct a mill and other facilities and to develop metallurgical processes to extract those resources at any mine site. There are no assurances that the Company will be able to obtain additional funding to allow the Company to fund such costs. Failure to obtain such additional financing could result in the delay or indefinite postponement of further exploration and the possible, partial or total loss of the Company’s interest in certain properties. The Company will also require additional funding to acquire further property interests.

The Company’s ability to arrange financing in the future will depend, in part, upon the prevailing capital market conditions as well as its business performance. There can be no assurance that the Company will be successful in its efforts to arrange additional financing on terms satisfactory to it or at all. If the Company raises additional financing through the issuance of shares from its treasury, control of the Company may change and existing shareholders will suffer additional dilution.

The Company may experience difficulty attracting and retaining qualified personnel.

The success of the Company will be largely dependent upon the experience, judgment, discretion, integrity, good faith and performance of its management and key employees, such as Jonathan T. Awde, President and Chief Executive Officer, and David C. Mathewson, Vice-President, Exploration. The Company could be adversely affected if such individuals do not remain with the Company. The Company does not maintain life insurance policies in respect of its key personnel.

The Company’s future success will also be highly dependent on its ability to attract and retain key individuals to act as directors and/or executives who have the necessary skills and abilities to successfully grow the Company.

Locating mineral deposits depends on a number of factors, not the least of which is the technical skill and expertise of the personnel involved. The competition for qualified personnel in the mineral resource industry is intense and there can be no assurance that the Company will be able to continue to attract and retain all personnel necessary for the development and operation of its business. Failure to retain existing management and key employees or to attract and retain additional key individuals could have a materially adverse impact upon the Company’s success.

The Company is subject to foreign currency fluctuations.

The Company’s financial results are reported in Canadian dollars. The Company’s exploration properties are located in the United States and the Company incurs most of its expenses in United States dollars. Any appreciation in the currency of the United States against the Canadian dollar will increase the Company’s costs of carrying out operations and its ability to continue to finance its operations. Such fluctuations could have a material adverse effect on the Company’s financial results.

Failure to maintain effective internal control over financial reporting could have a material adverse effect on the Company’s operations.

The Company is required to document and test its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), which requires annual management assessments of the effectiveness of the Company’s internal control over financial reporting. During the course of the Company’s testing, the Company may identify material weaknesses. If the Company fails to achieve and maintain the adequacy of its internal controls, as such standards are modified, supplemented or amended from time to time, the Company may not be able to conclude on an ongoing basis that the Company has effective internal control over financial reporting in accordance with Section 404 of SOX. Moreover, effective internal controls are necessary for the Company to produce reliable financial reports and are important to help prevent financial fraud. If the Company cannot provide reliable financial reports or prevent fraud, the Company’s business and operating results could be harmed, investors could lose confidence in the Company’s reported financial information, and the trading price of the Common Shares could drop significantly. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company's operating results or cause it to fail to meet its reporting obligations. Future acquisitions of companies, if any, may provide the Company with challenges in implementing the required processes, procedures and controls in its acquired operations. No evaluation can provide complete assurance that the Company's internal control over financial reporting will detect or uncover all failures of persons within the Company to disclose material information otherwise required to be reported. The effectiveness of the Company's processes, procedures and controls could also be limited by simple errors or faulty judgments. There is no certainty that the Company will be successful in complying with Section 404 of SOX on an ongoing basis.

Conflicts of interest may arise among the Company’s board of directors as a result of their involvement with other natural resource companies.

Certain of the directors of the Company are also directors and/or officers of other companies that are similarly engaged in the business of acquiring, developing, and exploiting natural resource properties. Such associations may give rise to conflicts of interest from time to time if the Company were to enter into negotiations to acquire an interest in a mineral project in which their other companies hold an interest, or the Company were to enter into negotiations to sell an interest in its mineral properties to, or enter into a joint venture with, any of these companies. The directors of the Company are required to act honestly and in good faith with a view to the best interests of the Company and disclose any interest which they may have in any project or opportunity of the Company. If a conflict of interest arises at a meeting of the board of directors, any director with a conflict must disclose his interest and abstain from voting on such matter. As a result of these conflicts of interests, the Company may miss the opportunity to participate in certain transactions, which may have a material adverse effect on the Company's financial position.

Calculations of mineral resources and reserves are only estimates.

To the extent that the Company’s future exploration and drilling work enables it to classify the historical estimates at the Railroad Project as current mineral resources or otherwise make an estimate of mineral resources or reserves for the Railroad Project or other projects, such estimates will be subject to uncertainty. The estimating of mineral reserves and resources is a subjective process and the accuracy of such estimates is a function of the quantity and quality of available data and the assumptions used and judgments made in interpreting engineering and geological information. There is significant uncertainty in any mineral resource or reserve estimate, and the actual deposits encountered and the economic viability of mining a deposit may differ materially from the Company’s estimates. Estimated mineral resources or reserves may have to be recalculated based on changes in metal prices, further exploration or development activity or actual production experience. These changes could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence estimates of mineral resources and reserves. Any material change in the quantity of mineral resources and reserves, mineralization, grade or stripping ratio may affect the economic viability of the Company’s properties. In addition, there can be no assurance that gold recoveries or other metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

Risks Relating to the Mining Industry

Exploration and development of mineral properties involve a high degree of risk and few properties that are explored are ultimately developed into producing properties.

Exploration and development of mineral properties involve a high degree of risk and few properties that are explored are ultimately developed into producing properties. To date, the Company has completed a limited amount of drilling at the Railroad Project. The Company is awaiting the results of downhole surveying conducted on these drill holes. As a result, the mineralization highlighted in the Railroad Report may be erratic, restricted or more structurally controlled than described. There is no assurance that the Company’s exploration activities will result in any discoveries of commercial bodies of ore. There is also no assurance that even if commercial quantities of ore are discovered, a property will be brought into commercial production or that the metallurgical processing will produce economically viable saleable products. The commercial viability of a deposit once discovered and the decision as to whether it should be brought into production will depend upon the results of exploration programs and/or feasibility studies, and the recommendations of qualified engineers and/or geologists, all of which involves significant expense. This decision will also involve consideration and evaluation of several significant factors including, but not limited to:

•	costs of bringing a property into production, including exploration and development work, preparation of feasibility studies and construction of production facilities;
•	availability and costs of financing;
•	ongoing costs of production;
•	market prices for the minerals to be produced;
•	environmental compliance regulations and restraints (including potential environmental liabilities associated with historical exploration activities); and
•	political climate and/or governmental regulation and control.

Many of these factors are beyond the Company's control.

The Company is subject to substantial operating hazards and risks beyond its control.

The exploration, development and operation of mineral properties is inherently dangerous and involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome, including, but not limited to:

•	difficult surface or underground conditions;
•	water conditions;
•	unexpected or unusual rock conditions or geological operating conditions, including rock bursts, cave-ins, ground fall, slope failures and land slides;
•	fires, explosions, flooding, adverse weather conditions and earthquakes;
•	unanticipated variations in grade and other geological problems;

•	failure of pit walls or dams;
•	adverse environmental conditions or hazards;
•	mechanical and equipment performance problems; and
•	power failures and interruptions.

These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties, personal injury or death, including to the Company's employees, environmental damage, delays in mining, increased production costs, asset write downs, monetary losses and possible legal liability. While the Company maintains insurance to insure against general commercial liability claims, such insurance will not cover all of the potential risks associated with the Company’s operations at economically feasible premiums or at all. Currently, the Company is not insured against most environmental risks.

Losses from any one or more of these events that are not covered by the Company's insurance policies may cause the Company to incur significant costs that could materially adversely affect its financial condition and ability to fund activities on its properties. A significant loss could force the Company to reduce or terminate its operations and even result in bankruptcy.

The Company may not have clear title to its properties.

The Company’s ability to explore and operate its properties depends on the validity of title to its properties. The mineral claims currently making up the Company’s properties consist of both patented and unpatented mining claims.

Unpatented mining claims are unique property interests and are generally considered to be subject to greater risk than other real property interests because the validity of unpatented mining claims is often uncertain. Unpatented mining claims provide only possessory title and their validity is often subject to contest by third parties or the federal government. These uncertainties relate to such things as the sufficiency of mineral discovery, proper posting and marking of boundaries, assessment work, unregistered agreements, undetected defects and possible conflicts with other claims not determinable from descriptions of record. Since a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry.

No assurances can be given that title defects to the Company’s current properties or any future properties in which the Company may seek to acquire an interest do not exist. Such defects may impair the Company's development of the underlying property and result in the loss of all or a portion of the property to which the title defect relates.

Title insurance is generally not available for mineral properties and the Company’s ability to ensure that it has obtained secure claim to individual mineral properties or mining concessions may be severely constrained. The Company’s mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. The Company will also remain at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements as to location and maintenance of the claims or challenges to whether a discovery of a valuable mineral exists on every claim. The Company’s current mineral properties are also subject to annual compliance with assessment work and/or fee requirements, property taxes and lease payments. Any failure to make such payments or comply with such requirements could result in the loss of all or a portion of the Company’s interest in the properties.

The Company’s operations are subject to various governmental and regulatory requirements.

The Company’s current and future operations, including exploration and development activities and, if applicable, commencement of production on its properties, require permits from various federal, state and local governmental authorities, as well as approval of members of surrounding communities. Such operations are also subject to extensive federal, state, provincial and local laws, regulations and policies governing various matters, including:

•	environmental protection;

•	management and use of toxic substances and explosives;
•	management of natural resources;
•	exploration and development of mines, production and post-closure reclamation;
•	exports;
•	price controls;
•	taxation and mining royalties;
•	regulations concerning business dealings with native groups;
•	management of tailing and other waste generated by operations;
•	labor standards and occupational health and safety, including mine safety; and
•	historic and cultural preservation.

Permits and studies may be necessary prior to operation of the exploration properties in which the Company has an interest and there can be no guarantee that the Company will be able to obtain or maintain all necessary permits that may be required to commence construction or operation of mining facilities at these properties on terms that enable operations to be conducted at economically justifiable costs. The Company cannot be certain that all permits and approvals which it may require for its future operations will be obtainable on reasonable terms or that such laws and regulations would not have an adverse effect on any mining project that it might undertake. To the extent such permits and approvals are required and are not obtained, the Company may be delayed or prohibited from proceeding with planned exploration or development of mineral properties, which would adversely affect the Company's business, prospects and operations.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed upon them for violation of applicable laws or regulations. Amendments to current laws and regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in capital expenditures or exploration costs, reduction in levels of exploration or abandonment or delays in the development of mining properties.

The Company may face equipment shortages, access restrictions and lack of infrastructure.

Natural resource exploration, development and mining activities are dependent on the availability of mining, drilling and related equipment in the particular areas where such activities are conducted. A limited supply of such equipment or access restrictions may affect the availability of such equipment to the Company and may delay exploration, development or extraction activities. Certain equipment may not be immediately available, or may require long lead time orders. A delay in obtaining necessary equipment for mineral exploration, including drill rigs, could have a material adverse effect on the Company’s operations and financial results.

Mining, processing, development and exploration activities also depend, to one degree or another, on the availability of adequate infrastructure. Reliable roads, bridges, power sources, fuel and water supply and the availability of skilled labor and other infrastructure are important determinants, which affect capital and operating costs. The lack of availability on acceptable terms or the delay in the availability of any one or more of these items could prevent or delay development of the Company’s projects.

In accordance with the laws of the State of Nevada, the Company will need to obtain permits to drill water wells in connection with its future exploration and, if applicable, development and production activities at its Nevada properties. However, the amount of water that the Company will be entitled to use from those wells will not be determined by the appropriate regulatory authorities until a future date. A final determination of these rights will be dependent in part on the Company’s ability to demonstrate a beneficial use for the amount of water that it intends to use. Unless the Company is successful in developing its Nevada properties to a point where it can commence commercial production of gold or other precious metals, it may not be able to demonstrate such beneficial use. Accordingly, there is no assurance that the Company will have access to the amount of water needed to operate a mine at its Nevada properties.

The Company's activities are subject to environmental laws and regulations that may increase the Company's costs and restrict its operations.

All phases of the Company’s operations will be subject to federal, state and local environmental laws and regulations. These laws and regulations address, among other things, the maintenance of air and water quality standards, land reclamation, the generation, transportation, storage and disposal of solid and hazardous waste, and the protection of natural resources and engendered species. Environmental legislation is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees. Compliance with environmental laws and regulations may require significant capital outlays on behalf of the Company and may cause material changes or delays in the Company’s intended activities. Future changes in environmental regulation, if any, may adversely affect the Company’s operations, make its operations prohibitively expensive, or prohibit them altogether.

Environmental hazards may exist on the Company’s current properties and on properties in which the Company may hold interests in the future that are unknown to the Company at the present and that have been caused by the Company or by previous owners or operators of the properties, or that may have occurred naturally. The Company may be liable for remediating such damages.

Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities, causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Future production, if any, at the Company’s properties will involve the use of hazardous materials. Should these materials leak or otherwise be discharged from their containment systems, the Company may become subject to liability. The Company does not currently maintain insurance for environmental risks including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration or production, as it is not generally available at a reasonable price.

In addition, neighboring landowners and other third parties could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by the release of hazardous substances or other waste material into the environment on or around the Company’s properties. There can be no assurance that the Company’s defense of such claims will be successful. A successful claim against the Company could have a material adverse affect on its business prospects, financial condition and results of operations.

The Company is subject to the volatility in the market price of gold and other metals, which in the past have fluctuated widely.

The market price of gold and other metals has experienced volatile and significant price movements over short periods of time, and is affected by numerous factors beyond the Company’s control, including:

•	international economic and political trends;
•	expectations of inflation;
•	currency exchange fluctuations (specifically, the U.S. dollar relative to other currencies);
•	interest rates;
•	global or regional consumption patterns;
•	speculative activities;
•	purchases and sales of gold by central banks;

•	availability and costs of substitutes; and
•	increased production due to improved mining and production methods.

The effect of these factors on metal prices cannot be predicted. A decrease in the price of gold or other relevant metal prices at any time during exploration and development, if any, of the Company’s properties may prevent the Company’s properties from being economically mined or may result in the write-off of assets whose value is impaired as a result of lower metal prices. A sustained period of declining gold and other applicable metal prices would adversely affect the Company's financial performance, financial position and results of operations.

The Company’s competition is intense in all phases of its business.

The Company competes with many companies in the mining industry, including large, established mining companies. There is a limited supply of desirable mineral lands available for claim-staking, lease or acquisition in the United States, particularly Nevada, and other areas where the Company may conduct exploration activities. The Company may be at a competitive disadvantage in acquiring mineral properties, since it will be competing with individuals and companies, many of which have greater financial resources, operational experience and technical capabilities. The Company's competitors may be able to respond more quickly to new laws and regulations or emerging technologies, or devote greater resources to the expansion or efficiency of their operations than the Company can. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties. The Company’s inability to successfully compete with other companies would have a material adverse effect on its results of operation and business.

Legislation has been proposed that would significantly affect the mining industry.

Periodically, members of the U.S. Congress have introduced bills that would supplant or alter the provisions of the General Mining Law of 1872, which governs the unpatented claims that the Company currently controls within its properties. One such amendment has become law and has imposed a moratorium on patenting of mining claims, which reduced the security of title provided by unpatented claims such as those in the Company’s Railroad, South Railroad, CVN and Camp Douglas projects. If additional legislation is enacted, it could substantially increase the cost of holding unpatented mining claims by requiring payment of royalties, and could significantly impair the Company’s ability to develop mineral resources on unpatented mining claims. Such bills have proposed, among other things, to make permanent the patent moratorium, to impose a federal royalty on production from unpatented mining claims and to declare certain lands as unsuitable for mining. Although it is impossible to predict at this time what royalties may be imposed in the future, the imposition of such royalties could adversely affect the potential for development of such mining claims, and the economics of operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect the Company’s business.

The Company’s operations are subject to issues relating to security and human rights.

Civil disturbances and criminal activities such as trespass, illegal mining, theft and vandalism may cause disruptions at the Company’s operations in Nevada. Such incidents may halt or delay exploration, increase operating costs, result in harm to employees or trespassers, decrease operational efficiency, increase community tensions or result in criminal and/or civil liability for the Company or its employees and/or financial damages or penalties. The manner in which the Company’s personnel respond to civil disturbances and criminal activities can give rise to additional risks where those responses are not conducted in accordance with applicable laws. The failure to conduct security operations in accordance with these standards can result in harm to employees or community members, increase community tensions, result in reputational harm to the Company and its partners or result in criminal and civil liability for the Company or its employees and financial damages or penalties. It is not possible to determine with certainty the future costs that the Company may incur in dealing with the issues described above at its operations.

Risks Relating to the Offered Shares

The Company has never paid dividends and does not expect to do so in the foreseeable future.

The Company has not declared or paid any dividends on the Common Shares and does not expect to do so in the foreseeable future. Future earnings, if any, will likely be retained to finance growth. Any return on investment in the Offered Shares will come from the appreciation, if any, in the value of the Common Shares. The payment of any future dividends will depend upon the Company’s earnings, if any, its then-existing financial requirements and other factors, and will be at the discretion of the board of directors.

There is no active, stable market for the Common Shares.

The Common Shares are listed on the TSXV in Canada and have been approved for listing on the NYSE MKT in the United States. During the past year, trading in the Common Shares has, at times, been limited, sporadic and subject to large fluctuations in market price. There can be no assurance that an active, stable market will develop or be sustained in the future. If an active, stable public market for the Common Shares does not develop in the future, or if developed, is not sustained, the liquidity of the Common Shares may be limited. The liquidity of the trading market in the Common Shares, and the market price for the Common Shares, may be adversely affected by, among other things:

•	changes in the Company’s financial performance or prospects;
•	changes or perceived changes in the Company’s creditworthiness;
•	prospects for companies in the industry generally;
•	the number of holders of the Common Shares;
•	the interest of securities dealers in making a market for the Common Shares; and
•	prevailing interest rates.

The stock market in general, and the market for mining company stocks in particular, has historically experienced significant price and volume fluctuations. Volatility in the market price for a particular issuer’s securities has often been unrelated to the operating performance of that issuer. As a result of any of these factors, the market price of the Common Shares at any given point in time may not accurately reflect the long-term value of the Company. Volatility in the Company’s share price also increases the risk of securities class action litigation.

The Company's growth, future profitability and ability to obtain financing may be impacted by global financial conditions.

Global financial conditions continue to be characterized by extreme volatility. Following the credit crisis that began in 2008, global markets continue to be adversely impacted by the European debt crisis and high fuel and energy costs. Many industries, including the mining industry, are impacted by these market conditions. Global financial conditions remain subject to sudden and rapid destabilizations in response to future economic shocks, as government authorities may have limited resources to respond to future crises. A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates and tax rates, may adversely affect our growth and profitability. Future economic shocks may be precipitated by a number of causes, including the ongoing European debt crisis, continued rise in the price of oil and other commodities, the volatility of metal prices, geopolitical instability, terrorism, the devaluation and volatility of global stock markets and natural disasters. Any sudden or rapid destabilization of global economic conditions could impact the Company’s ability to obtain equity or debt financing in the future on terms favorable to the Company. In such an event, the Company’s operations and financial condition could be adversely impacted.

Future sales or issuances of Common Shares or the exercise of options and warrants could cause the market price of the Common Shares to decrease significantly, dilute investors' voting power and reduce earnings per share.

The Company may in the future sell additional equity or equity-linked securities or grant to some or all of its directors, officers, key employees and consultants options to purchase Common Shares. The Company cannot predict the size of future sales and issuances of equity or equity-linked securities or the effect, if any, that such future sales and issuances will have on the market price of the Common Shares. Sales or issuances of a substantial number of equity or equity-linked securities, or the perception that such sales could occur, may adversely affect the prevailing market price for the Common Shares. Any future issuance of equity securities will dilute the voting power of existing shareholders and reduce earnings per share.

The board of directors of the Company has the authority to authorize certain offers and sales of additional securities without the vote of, or prior notice to, shareholders. Based on the need for additional capital to fund expected expenditures and growth, it is likely that the Company will issue additional securities to provide such capital. Such additional issuances may involve the issuance of a significant number of Common Shares at prices less than the current market price for the Common Shares.

The Company may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

The Company is a foreign private issuer under applicable U.S. federal securities laws and, therefore, is not required to comply with all the periodic disclosure and current reporting requirements of the U.S. Exchange Act. As a result, the Company does not file the same reports that a U.S. domestic issuer files with the SEC, although the Company is required to file with or furnish to the SEC the continuous disclosure documents that the Company is required to file in Canada under Canadian securities laws. Further, the Company’s officers, directors, and principal shareholders are exempt from the reporting and “short swing” profit recovery rules of Section 16 of the U.S. Exchange Act. In addition, as a foreign private issuer, the Company is exempt from the proxy rules under the U.S. Exchange Act.

The Company may in the future lose its foreign private issuer status if a majority of its Common Shares are held in the United States and it fails to meet the additional requirements necessary to avoid loss of foreign private issuer status. If the Company loses its status as a foreign private issuer the aforementioned regulations would apply and it would also be required to commence reporting on forms required of U.S. companies, such as Forms 10-K, 10-Q and 8-K, which are more detailed and extensive than the forms available to a foreign private issuer. The regulatory and compliance costs under U.S. federal securities laws as a U.S. domestic issuer may be significantly more than the costs incurred as a Canadian foreign private issuer eligible to use the MJDS, and would require the Company's management to devote substantial time and resources to comply with the new regulatory requirements following a loss of the Company's foreign private issuer status. Further, to the extent that the Company was to offer or sell its securities outside of the United States, the Company would have to comply with the more restrictive Regulation S requirements that apply to U.S. companies, and would no longer be able to utilize the MJDS forms for registered offerings by Canadian companies in the United States, which could limit the Company's ability to access the capital markets in the future. In addition, the Company may lose the ability to rely upon certain exemptions from corporate governance requirements that are available to foreign private issuers.

The Company is an emerging growth company and should it decide to take advantage of certain exemptions provided by the JOBS Act, there may be a risk that the reduced disclosure requirements applicable to emerging growth companies will make the Offered Shares less attractive to investors.

The Company is an “emerging growth company,” as defined in the United States Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, in particular, not being required to comply with the auditor attestation requirements of Section 404 of SOX for up to five years after the completion of this Offering. Investors may find the Offered Shares less attractive because the Company is relying on some of these exemptions, thereby reducing the trading market activity and increasing the volatility of the price of the Common Shares. The Company will cease to be an emerging growth company upon the earliest of: (i) the last day of the fiscal year during which the Company has gross revenues of $1.0 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the completion of this Offering, (iii) the date on which it has issued more than $1 billion in non-convertible debt during the previous three-year period, or (iv) the date that it becomes a “large accelerated filer,” as defined in the U.S. Exchange Act.

The Company may be a “passive foreign investment company” for U.S. tax purposes which could subject U.S. shareholders to increased tax liability.

The Company believes that it was a passive foreign investment company for the taxable year ended December 31, 2011 and expects to be a passive foreign investment company for the taxable year ending December 31, 2012. As a result, a United States holder of Common Shares could be subject to increased tax liability, possibly including an interest charge, upon the sale or other disposition of the United States holder’s Common Shares or upon the receipt of “excess distributions”. See “Material United States Federal Income Tax Considerations” in this Prospectus.

USE OF PROCEEDS

The net proceeds of the Offering will be approximately US$23,157,00, based on an assumed Offering Price of US$2.53 per Share, which was the closing price of the Common Shares on the NYSE MKT on June 20, 2012, and after deducting the Underwriters' Fee and estimated expenses of the Offering. The Company intends to use the net proceeds of the Offering, without taking into account any proceeds from the Over-Allotment Option, as follows:

Amount
To carry out the recommended Phase 1 exploration program on the Railroad Project, including approximately 70,000 feet of drilling, of which approximately 20,000 feet is planned for the North Bullion Target Zone(1)	US$14,973,000
Additional drilling and exploration work on the Railroad Project, if warranted, following completion of the Phase 1 exploration program(1)	US$3,499,000
General working capital and corporate purposes(2)	US$4,685,000
Total	US$23,157,000

Notes:

(1)	See “Summary — The Company — Work Plan and Milestones” for a discussion of the business objectives and milestones the Company expects to achieve using the net proceeds of the Offering.
(2)	The Company’s current operations do not generate any cash flow and therefore the Company is dependent upon external financing to maintain its operations. The Company has allocated a total of US$4,685,000 from the net proceeds of the Offering to fund its estimated general and administrative expenses for the 18 months following completion of the Offering as set out below:

Management fees	US$1,150,000
Consulting fees	275,000
Investor relations and filing fees	860,000
Rent, office and miscellaneous	585,000
Professional fees	550,000
Promotion and tradeshow	180,000
Travel and property visits	900,000
Wages	185,000
Total Overhead Expenses	US$4,685,000

See also “Risk Factors — Risks Relating to the Company — The Company will require additional capital to develop its mineral properties or complete further exploration programs”.

Funds in excess of the amount required to achieve the Company’s near term business objectives, as set out herein, will be allocated to general working capital, and may also be used for (i) accelerating drilling at the Railroad Project, (ii) exploration of the Company’s other mineral projects, including the CVN, Camp Douglas and South Railroad projects, and (iii) general corporate purposes.

If the Over-Allotment Option is exercised in full, the net proceeds of the Offering, after deducting the Underwriters' Fee and estimated expenses of the Offering, will be approximately US$26,724,300. Any net proceeds received by the Company on account of the exercise by the Underwriters of the Over-Allotment Option will be allocated to general working capital and corporate purposes.

Pending their use, the net proceeds of the Offering will be invested in short-term investment grade instruments including, but not limited to, demand deposits, banker’s acceptances, interest bearing corporate, government-issued and/or government-guaranteed securities and term deposits held with major Canadian financial institutions.

While the Company intends to use the net proceeds for the stated purposes, the timing, amount and allocation of the Company’s actual expenditures will be based on many factors, including the timing and results of its exploration programs and other acquisition and exploration investment decisions initiated in the normal course of business. Potential investors are cautioned that notwithstanding the Company’s current intentions regarding the use of the net proceeds of the Offering, there may be circumstances where a reallocation of the net proceeds may be advisable for reasons that management believes, in its discretion, are in the Company’s best interests.

The Company had negative operating cash flow for the three months ended March 31, 2012 and for the financial year ended December 31, 2011. To the extent that the Company has negative operating cash flows in future periods, it intends to use a portion of its general working capital to fund such negative cash flow.

CONSOLIDATED CAPITALIZATION

The following table sets forth the cash and cash equivalents and consolidated capitalization of the Company as at March 31, 2012 on (i) an actual basis and (ii) an as adjusted basis to give effect to the Offering (based on an assumed Offering Price of US$2.53 per Share, which was the closing price of the Common Shares on the NYSE MKT on June 20, 2012), and after deducting the Underwriters' Fee and estimated expenses of the Offering (assuming no exercise of the Over-Allotment Option). For purposes of this presentation, the net proceeds of the Offering have been converted to Canadian dollars based on the Canada/U.S. noon exchange rate as reported by the Bank of Canada on June 20, 2012. This table should be read in conjunction with the unaudited condensed interim consolidated financial statements of the Company and the notes thereto for the three month periods ended March 31, 2012 and 2011, together with the related management's discussion and analysis. See “Documents Incorporated by Reference”.

	As at March 31, 2012
	Actual	As adjusted
	(unaudited)
Cash and cash equivalents(1)	$8,724,263	$32,329,768
Long-term debt	$—	$—
Shareholders’ Equity:
Capital stock (authorized: unlimited; outstanding as at March 31, 2012: 65,797,264; as adjusted to give effect to the Offering: 75,797,264)(1)(2)	33,081,103	56,686,608
Reserves(3)	4,541,510	4,541,510
Deficit	(9,261,000)	(9,261,000)
Total shareholders' equity	28,361,613	51,967,118
Total capitalization(1)	$28,361,613	$51,967,118

Notes:

(1)	If the Over-Allotment Option is exercised in full, as adjusted cash and cash equivalents will be $35,966,159, as adjusted capital stock will be $77,297,264 and as adjusted total capitalization will be $55,603,509.
(2)	As at March 31, 2012, this figure excluded 4,850,000 Common Shares reserved for issuance pursuant to outstanding stock options (with a weighted average exercise price of $0.91) and 7,928,371 Common Shares reserved for issuance pursuant to outstanding warrants (with a weighted average exercise price of $0.99). Subsequent to March 31, 2012 and prior to the date of this Prospectus, 5,482,567 of such Common Shares have been issued pursuant to the exercise of outstanding options and warrants for aggregate net proceeds to the Company of $5,253,067. See “Prior Sales”.
(3)	This amount represents accumulated capital from sources outside of corporate profits. The reserve increases through the granting of stock options and issuing of share purchase warrants (valued using the Black-Scholes option pricing model) and decreases when the stock options and share purchase warrants are exercised, expire or are forfeited. The amount may be reclassified to share capital or retained earnings depending upon the circumstances.

DESCRIPTION OF SHARE CAPITAL

The authorized capital of the Company consists of an unlimited number of Common Shares without par value. As of June 20, 2012, there were a total of 71,279,831 Common Shares issued and outstanding.

The holders of Common Shares are entitled to vote at all meetings of shareholders of the Company (with each Common Share having one vote on a ballot), to receive dividends if, as and when declared by the board of directors of the Company and to participate rateably in any distribution of property or assets upon the liquidation, winding-up or other dissolution of the Company. Distribution in the form of dividends, if any, will be set by the Company’s board of directors.

Provisions as to the modification, amendment or variation of the rights attached to the share capital of the Company are contained in the Company’s articles and the Business Corporations Act (British Columbia). Generally speaking, substantive changes to the share capital require the approval of the Company's shareholders by special resolution (at least 66 2/3% of the votes cast).

On June 1, 2011, the Company adopted a shareholder rights plan (the “Rights Plan”) for the purpose of encouraging potential offerors seeking to make a takeover bid for the Company to comply with certain minimum conditions or be subject to the dilutive features of the Rights Plan. The Rights Plan provides that one “right” attaches to each outstanding Common Share entitling the holder to purchase, in the prescribed circumstances and subject to exceptions, additional Common Shares in accordance with the terms and conditions of the rights agreement dated June 1, 2011 between the Company and Computershare Trust Company of Canada, as rights agent.

The Common Shares are listed on the NYSE MKT and the TSXV, in each case under the symbol “GSV”.

PRIOR SALES

The following table summarizes the details of Common Shares and securities convertible into or exercisable for Common Shares issued by the Company within the 12 month period before the date of this Prospectus:

Date Issued/Granted	Number of Securities	Type of Securities		Price Per Security (C$)
June 14, 2012	337,500	Common Shares	(1)	$1.00
June 14, 2012	100,000	Common Shares	(2)	$0.75
June 1, 2012	22,500	Common Shares	(1)	$1.00
May 23, 2012	29,000	Common Shares	(1)	$1.00
May 23, 2012	100,000	Common Shares	(2)	$0.75
May 14, 2012	185,000	Common Shares	(1)	$1.00
May 9, 2012	160,000	Common Shares	(1)	$0.65
May 4, 2012	350,000	Common Shares	(2)	$0.69(3)
April 26, 2012	20,000	Common Shares	(2)	$0.65
April 24, 2012	20,000	Common Shares	(2)	$0.65
April 24, 2012	453,951	Common Shares	(1)	$1.00
April 17, 2012	864,616	Common Shares	(1)	$1.00
April 10, 2012	2,840,000	Common Shares	(1)	$1.00
March 29, 2012	110,991	Common Shares	(1)	$0.93(4)
March 29, 2012	150,000	Stock Options		$1.82 exercise price(5)
March 23, 2012	146,000	Common Shares	(1)	$1.00
March 13, 2012	658,512	Common Shares	(1)	$1.00
March 5, 2012	1,370,000	Common Shares	(1)	$1.00
February 29, 2012	1,321,514	Common Shares	(1)	$0.94(4)
February 27, 2012	1,228,800	Common Shares	(1)	$1.00
February 6, 2012	25,000	Common Shares	(2)	$0.71
February 3, 2012	209,595	Common Shares	(1)	$0.87(4)
February 2, 2012	740,000	Stock Options		$1.16 exercise price(5)
January 26, 2012	50,000	Common Shares	(2)	$0.65
September 6, 2011	100,000	Common Shares	(1)	$1.00
August 11, 2011	1,316,875	Common Shares	(1)	$0.40
August 5, 2011	462,384	Common Shares	(1)	$1.00
July 21, 2011	100,000	Common Shares	(2)	$0.65
July 14, 2011	1,500	Common Shares	(1)	$1.00
June 29, 2011	155,000	Stock Options		$1.26 exercise price(5)
June 28, 2011	75,000	Common Shares	(1)	$1.00

(1)	Issued upon the exercise of outstanding share purchase warrants.
(2)	Issued upon the exercise of outstanding stock options.
(3)	Represents a weighted average of exercise prices ranging from $0.65 to $0.82.
(4)	Represents a weighted average of exercise prices of either $0.65 or $1.00.
(5)	Each stock option expires on the date that is five years following the date of grant.

TRADING PRICE AND VOLUME

The outstanding Common Shares are listed for trading on the TSXV and the NYSE MKT, in each case under the symbol “GSV”. On June 20, 2012, the closing price of the Common Shares was C$2.56 per share on the TSXV and US$2.53 per share on the NYSE MKT.

The following table sets out the high and low sale prices and the volume of trading of the Common Shares on the TSXV for the 12 month period prior to the date of this Prospectus.

Period	High (C$)	Low (C$)	Total Volume
2012
June 1 – June 20, 2012	$2.92	$2.51	2,825,705
May, 2012	$3.03	$2.21	7,140,456
April, 2012	$2.80	$1.52	9,482,283
March, 2012	$2.10	$1.59	7,691,545
February, 2012	$2.23	$1.09	17,872,941
January, 2012	$1.31	$0.69	7,824,418
2011
December, 2011	$0.89	$0.70	1,458,155
November, 2011	$1.05	$0.66	1,231,928
October, 2011	$1.25	$0.97	786,675
September, 2011	$1.31	$1.11	1,241,770
August, 2011	$1.29	$1.05	3,157,563
July, 2011	$1.31	$1.20	1,914,652
June, 2011	$1.47	$1.21	3,530,291

Effective June 12, 2012, the Common Shares were listed for trading on the NYSE MKT. The following table sets out the high and low sale prices and the volume of trading of the Common Shares on the NYSE MKT for the period June 12, 2012 to June 20, 2012.

Period	High (US$)	Low (US$)	Total Volume
June 12 – June 20, 2012	$2.59	$2.44	1,003,169

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Thorsteinssons LLP, special tax counsel to the Company, and Blake, Cassels & Graydon LLP, counsel for the Agent, for the purposes of the Offering, the following is, as of the date hereof, a fair and accurate summary of the principal Canadian federal income tax consequences under the Income Tax Act (Canada) (the “Tax Act”) generally applicable to the acquisition, holding and disposition of Offered Shares by a purchaser who acquires Offered Shares pursuant to this Offering. This summary is applicable to a holder (a “Holder”) who, for the purposes of the Tax Act and the regulations thereunder (the “Regulations”) at all relevant times: (1) holds the Offered Shares as capital property; and (2) deals at arm's length with the Company and is not affiliated with the Company and the Agent or a subsequent purchaser of the Offered Shares. Generally, the Offered Shares will be capital property to a Holder provided the Holder does not acquire or hold those Offered Shares in the course of carrying on a business of trading or dealing in securities or in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a Holder (i) that is a “specified financial institution”; (ii) an interest in which is a “tax shelter investment”; (iii) that is a “financial institution” for the purposes of the mark-to-market property rules contained in the Tax Act; or (iv) to whom the “functional currency” reporting rules apply, each as defined in the Tax Act.

This summary does not address the deductibility of interest by a Holder who borrows money to acquire Offered Shares.

This summary is based upon the current provisions of the Tax Act, the Regulations, all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and counsel's understanding of the current administrative and assessing practices and policies of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary assumes that all Proposed Amendments will be enacted in the form proposed; however, no assurance can be given that the Proposed Amendments will be enacted as proposed, if at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice, whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or consideration of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not exhaustive of all income tax consequences and is not, and is not intended to be, nor should it be construed to constitute legal or income tax advice to any particular Holder. Accordingly, prospective purchasers should consult their own income tax advisors with respect to the tax consequences which will result from holding or disposing of Offered Shares.

Adjusted Cost Base of Offered Shares

The “adjusted cost base” (the “ACB”) of each Offered Share of the Company owned by a Holder at any particular time will generally be calculated by averaging the cost (as adjusted) of such Offered Share with all Common Shares of the Company owned by the Holder at that time.

Residents of Canada

The following section of this summary applies to Holders who, for the purposes of the Tax Act and any applicable income tax treaty or convention, are or are deemed to be resident in Canada at all relevant times (“Canadian Holders”). Certain Canadian Holders who might not otherwise be considered to hold their Offered Shares as capital property may in certain circumstances be entitled to have them treated as capital property by making an irrevocable election permitted by subsection 39(4) of the Tax Act to have the Offered Shares and every other “Canadian security” (as defined in the Tax Act) owned by them in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Canadian Holders of Offered Shares contemplating making the election permitted by subsection 39(4) of the Tax Act should consult their own independent tax advisors as such an election would affect the income tax treatment of dispositions by the holder of other Canadian securities.

Disposition of Offered Shares

Any disposition or deemed disposition by a Canadian Holder of Offered Shares (other than to the Company) will result in the realization of a capital gain (or capital loss) in the taxation year of the disposition to the extent the proceeds of disposition received by the Canadian Holder exceed (or are exceeded by) the adjusted cost base to the Canadian Holder of such Offered Shares immediately before the disposition, net of any reasonable disposition costs.

Taxation of Capital Gains and Capital Losses

Generally, a Canadian Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in the year and one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year may normally be deducted by the Canadian Holder against any taxable capital gains realized in the same taxation year. Any allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against taxable capital gains realized in such years in the circumstances and to the extent described in the Tax Act.

The amount of any capital loss realized by a Canadian Holder that is a corporation on the disposition of an Offered Share may be reduced by the amount of any dividends received (or deemed to be received) by the Canadian Holder on such Offered Share or a share for which the Offered Share is substituted/exchanged to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a Canadian Holder that is a corporation is, directly or through a trust or partnership, a member of a partnership or a beneficiary of a trust that owns Offered Shares.

A Canadian Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” for purposes of the Tax Act may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including taxable capital gains.

Dividends

A Canadian Holder will be required to include in computing its income for a taxation year any dividends received (or deemed to be received) on the Offered Shares. In the case of a Canadian Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividends designated by the Company as an “eligible dividend” in accordance with the provisions of the Tax Act.

Where the dividend is received by a corporation resident in Canada, the corporation must include the dividend in computing its income but generally will be entitled to deduct an equivalent amount in computing its taxable income. “Private corporations”, (as defined in the Tax Act), and certain other corporations controlled by or for the benefit of an individual (other than a trust) or related group of individuals (other than trusts) generally will be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on dividends to the extent such dividends are deductible in computing taxable income. This refundable tax generally will be refunded to a corporate holder at the rate of $1 for every $3 of taxable dividends paid while it is a private corporation.

Alternative Minimum Tax

Capital gains realized and dividends received by a Canadian Holder that is an individual or a trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act. Such Canadian Holders should consult their own tax advisors.

Non-Residents of Canada

The following section of this summary is generally applicable to Holders who, for the purposes of the Tax Act and any applicable income tax treaty or convention and at all relevant times: (i) are not and will not be deemed to be resident in Canada at any time while they hold the Offered Shares acquired pursuant to this Offering; and (ii) do not use or hold the Offered Shares in carrying on a business in Canada (“Non-Resident

Holders”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere. Such Non-Resident Holders should consult their own tax advisors.

Dispositions of Offered Shares

Generally, a Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Offered Shares unless the Offered Shares constitute, or are deemed to constitute, “taxable Canadian property” to the Non-Resident Holder for purposes of the Tax Act and the gain is not exempt from tax pursuant to the terms of an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident.

If the Offered Shares are listed on a designated stock exchange (which currently includes the TSXV and the NYSE MKT) at the time of disposition, the Offered Shares generally will not constitute taxable Canadian property of a Non-Resident Holder, unless, at any time during the 60-month period immediately preceding the disposition of the Offered Shares (i) 25% or more of the issued shares of any class or series of the capital stock of the Company were owned by the Non-Resident Holder, by persons with whom the Non-Resident Holder did not deal at arm's length, or by the Non-Resident Holder together with such persons; and (ii) more than 50% of the fair market value of such shares was derived, directly or indirectly, from any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act), or options in respect of, interests in, or civil law rights in such properties.

Even if an Offered Share is taxable Canadian property to a Non-Resident Holder, any capital gain realized upon the disposition of such Offered Share may not be subject to tax under the Tax Act if such capital gain is exempt from Canadian tax pursuant to the provisions of an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident.

A Non-Resident Holder's capital gain (or capital loss) in respect of Offered Shares that constitute or are deemed to constitute taxable Canadian property and are not exempt from tax pursuant to the terms of an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident, will generally be computed in the manner described above under the heading “Residents of Canada — Dispositions of Offered Shares” and “Residents of Canada — Taxation of Capital Gains and Capital Losses”.

Dividends

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder on the Offered Shares will generally be subject to Canadian withholding tax at the rate of 25%, subject to reduction under the provisions of an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident.

BECAUSE THE TAX CONSEQUENCES OF ACQUIRING, HOLDING OR DISPOSING OF THE OFFERED SHARES MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER AND OTHER FACTORS, HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING OR DISPOSING OF THE OFFERED SHARES.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations applicable to the ownership of Offered Shares of the Company. Unless otherwise stated, this summary deals only with shareholders that are U.S. Holders (as defined below) who hold Offered Shares as capital assets.

This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations promulgated thereunder by the Internal Revenue Service (“IRS”), administrative and judicial interpretations thereof, and the U.S.-Canada Tax Treaty, each as in effect as of the date of this Prospectus. These sources may change, possibly with retroactive effect, and are open to differing interpretations.

As used in this section, the term “U.S. Holder” means a beneficial owner of an Offered Share who is:

•	a citizen or individual resident of the United States or an individual treated as a U.S. citizen or resident for U.S. federal income tax purposes;
•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any State or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•	any trust if (A)(i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust, or (B) such trust validly elects to be treated as a United States person.

This summary does not discuss all aspects of U.S. federal income taxation that may be applicable to persons in light of their particular circumstances or to persons who are subject to special treatment under U.S. federal income tax law, including: insurance companies; dealers in stocks, securities or currencies; financial institutions and financial services entities; regulated investment companies; tax-exempt organizations; persons that directly, indirectly or constructively own 10% or more of the Company’s total stock (determined by voting power or value); individual retirement and other tax-deferred accounts; and persons liable for the alternative minimum tax. This summary also does not consider the possible application of U.S. federal gift or estate tax or alternative minimum tax, nor any state or local tax consequences.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns Offered Shares, the U.S. federal income tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership that owns Offered Shares and the partners in such partnership should consult their tax own advisors about the U.S. federal income tax consequences of holding and disposing of Offered Shares.

All persons are urged to consult their own tax advisors as to the particular tax consequences to them of an investment in the Offered Shares, including the effect and applicability of United States federal, state, local and foreign income and other tax laws (including estate and gift tax laws) and tax treaties.

Passive Foreign Investment Company Considerations

Special, generally adverse U.S. federal income tax rules would apply to a U.S. Holder of Offered Shares if the Company is a PFIC for any year during which the U.S. Holder holds Offered Shares. For U.S. federal income tax purposes, the Company will be considered a passive foreign investment company (“PFIC”) in any taxable year in which either (i) 75% or more of its gross income is passive income, or (ii) at least 50% of the average value of all of its assets for the taxable year produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of assets which produce passive income. For purposes of these tests, if a non-U.S. corporation owns directly or indirectly at least 25% (by value) of the stock of another corporation, the non-U.S. corporation is treated as if it held its proportionate share of the assets of the latter corporation, and received directly its proportionate share of the income of the latter corporation.

The Company believes that it was a PFIC for the taxable year ending on December 31, 2011, and the Company may be a PFIC for the current and subsequent taxable years. The determination of whether the Company will be a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to various interpretations. In addition, whether the Company is a PFIC for the taxable year ending December 31, 2012 and any subsequent taxable year will depend on the assets and income of the Company over the course of each such taxable year and, as a result, cannot be predicted with the certainty as of the date of this Prospectus. Accordingly, there can be no assurance that the Company would not be a PFIC in any taxable year, and that the IRS will not challenge any determination made by the Company concerning its PFIC status.

If the Company is treated as a PFIC for any taxable year, dividends could not qualify for the reduced maximum tax rate, discussed below, and, unless U.S. Holders make a “mark-to-market” or “qualified electing fund” (a “QEF election”) election with respect to their Offered Shares, as described below, the following rules would apply:

•	U.S. Holders would be required to allocate “excess distributions” or gain recognized upon the disposition of Offered Shares ratably over their holding period for such Offered Shares. An “excess distribution” is the amount by which distributions during a taxable year in respect of a note exceed 125% of the average amount of distributions in respect thereof during the three preceding taxable years (or, if shorter, the U.S. Holder’s holding period for the Offered Shares).
•	The amount allocated to each year during which the Company is considered a PFIC other than the year of the distributions or disposition would be subject to tax at the highest individual or corporate tax rate, as the case may be, and an interest charge would be imposed with respect to the resulting tax liability allocated to each such year.
•	The amount allocated to the current taxable year and any taxable year before the Company became a PFIC would be taxable as ordinary income in the current year, and
•	Certain additional adverse tax rules will apply to a U.S. Holder for any taxable year in which any subsidiary of the Company also is treated as a PFIC (a “Subsidiary PFIC”). In such a case, the U.S. Holder will generally be deemed to own its proportionate interest (by value) in any Subsidiary PFIC and be subject to the PFIC rules described above with respect to the Subsidiary PFIC regardless of the U.S. Holder’s percentage ownership in the Company.

The adverse tax consequences described above may be mitigated if a U.S. Holder makes a timely QEF election with respect to its interest in the PFIC. Consequently, if the Company were to be classified as a PFIC, it would likely be advantageous for a U.S. Holder to elect to treat the Company as a “qualified electing fund” with respect to such U.S. Holder in the first year in which it owns the Offered Shares. U.S. Holders who make a timely QEF election with respect to their Offered Shares beginning with the first taxable year in which they hold Offered Shares would not be subject to the rules described above. A QEF election made with respect to the Offered Shares will not apply to any Subsidiary PFIC; a QEF election must be made separately for each Subsidiary (in which case the treatment described below would apply to such Subsidiary PFIC). U.S. Holders will not be eligible to make a QEF election unless the Company complies with certain applicable information reporting requirements. The Company intends to provide such information with respect to the Company and any subsidiary that the Company has determined is likely a PFIC and in which the Company owns, directly or indirectly, 50% or more of such subsidiary’s total aggregate voting power.

If a U.S. Holder makes a timely QEF election with respect to the Company or any of its Subsidiary PFICs, it would be required in each taxable year to include in gross income its pro rata share of the ordinary earnings and net capital gain of the Company or such Subsidiary PFIC, but may not receive a distribution of such income. Such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax in such amounts, subject to an interest charge (which would not be deductible if the U.S. Holder were an individual).

Alternatively, if the Offered Shares qualify as “marketable stock,” U.S. Holders who timely elect to “mark to market” their Offered Shares would not be subject to the rules described above but will generally include in income, in each year in which the Company is considered a PFIC, any excess of the fair market value of the Offered Shares at the close of each tax year over such U.S. Holder’s adjusted basis in the Offered Shares. The Company expects that the Offered Shares will qualify as “marketable stock,” but no assurance can be given in this regard. If the fair market value of the Offered Shares had depreciated below such U.S. Holder’s adjusted basis at the close of the tax year, the U.S. Holder may generally deduct the excess of the adjusted basis of the Offered Shares over its fair market value at that time. However, such deductions would generally be limited to the net mark to market gains, if any, that such U.S. Holder included in income with respect to such Offered Shares in prior years. Income recognized and deductions allowed under the mark to market provisions, as well as any gain or loss on the disposition of Offered Shares with respect to which the mark to market election is made, is treated as ordinary income or loss (except that loss on a disposition of Offered Shares is treated as capital loss to the extent the loss exceeds the net mark to market gains, if any, that U.S. Holders included in income with respect to such Offered Shares in prior years). Gain or loss from the disposition of Offered Shares as to which a mark-to-market election was made in a year in which the Company no longer is a PFIC will be capital gain or loss. A U.S. Holder will not be permitted to make a mark-to-market election with respect to a Subsidiary PFIC.

A U.S. Holder would generally be required to file IRS Form 8621 for any taxable year in which the Company or any subsidiary is treated as a PFIC with respect to such U.S. Holder. U.S. Holders should consult their own tax advisors concerning the PFIC rules generally, the annual filing requirement, and the advisability of making one or more elections described herein.

Distributions Paid on the Offered Shares

Unless the Company is treated as a PFIC, as discussed above, a U.S. Holder generally will be required to include in its gross income as ordinary dividend income the amount of any distributions paid on the Offered Shares, including the amount of any Canadian taxes withheld, to the extent that those distributions are paid out of the Company’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Subject to the discussion above under “Passive Foreign Investment Company Considerations,” distributions in excess of the Company’s earnings and profits will be applied against and will reduce the U.S. Holder’s tax basis in its Offered Shares and, to the extent they exceed that tax basis, will be treated as gain from a sale or exchange of those Offered Shares. The Company’s dividends will not qualify for the dividends-received deduction applicable in some cases to U.S. corporations.

Dividends that the Company pays in Canadian dollars, including the amount of any Canadian taxes withheld therefrom, will be included in the income of a U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day such dividends are received, regardless of whether the payment is in fact converted into U.S. dollars. A U.S. Holder who receives payment in Canadian dollars and converts them into U.S. dollars at an exchange rate other than the rate in effect on such day will have a foreign currency exchange gain or loss that would be treated as ordinary income or loss. U.S. Holders should consult their own tax advisors concerning the U.S. tax consequences of acquiring, holding and disposing of Canadian dollars.

Because the Company believes it will likely be a PFIC for the taxable year ending December 31, 2012, dividends paid on the Offered Shares are not expected to qualify for the reduced rate of tax applicable to “qualified dividend income” received by noncorporate U.S. Holders in tax years beginning on or before December 31, 2012.

Foreign Tax Credit

Any dividend income resulting from distributions the Company pays to a U.S. Holder with respect to its Offered Shares is expected to be treated as foreign source income for U.S. foreign tax credit limitation purposes. Subject to certain conditions and limitations, Canadian tax withheld on dividends may be deducted from taxable income or credited against a U.S. Holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividend that the Company distributes generally will constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” The rules relating to the determination of foreign source income and the foreign tax credit are complex, and the availability of a foreign tax credit depends on numerous factors. Each investor who is a U.S. Holder should consult with its own tax advisor to determine whether its income with respect to the Offered Shares would be foreign source income and whether and to what extent that investor would be entitled to a foreign tax credit.

Disposition of Offered Shares

Unless the Company is treated as a PFIC, upon the sale or other disposition of Offered Shares a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition and the holder’s adjusted tax basis in the Offered Shares. Such gain or loss upon the disposition of the Offered Shares will be treated as long-term if, at the time of the sale or disposition, the Offered Shares were held for more than one year. The deductibility of capital losses by a U.S. Holder is subject to limitations. In general, any gain or loss recognized by a U.S. Holder on the sale or other disposition of Offered Shares will be U.S. source income or loss for U.S. foreign tax credit purposes. If a U.S. Holder receives any foreign currency on the sale of Offered Shares, such U.S. Holder may recognize ordinary income or loss as a result of currency fluctuations between the date of the sale of the Offered Shares and the date the sale proceeds are converted into U.S. dollars.

Information Reporting and Backup Withholding

Payments in respect of Offered Shares may be subject to information reporting to the IRS and to U.S. backup withholding tax at a rate equal to the fourth lowest income tax rate applicable to individuals (which, under current law, is 28%). Backup withholding will not apply, however, if the holder (i) is a corporation or comes within certain exempt categories, and demonstrates the fact when so required, or (ii) furnishes a correct taxpayer identification number and makes any other required certification. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

In addition, U.S. Holders should be aware that reporting requirements are imposed with respect to the holding of certain foreign financial assets, including stock of a foreign issuer (such as the Offered Shares) which is not held in a financial account, if the aggregate value of all of such assets exceeds the applicable threshold. U.S. Holders may therefore be required to attach a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their return for each year in which they hold the Offered Shares. U.S. Holders should consult their own tax advisors regarding the application of the information reporting rules to the Offered Shares.

UNDERWRITING

The Company has entered into an Underwriting Agreement, dated as of June   , 2012, with Dahlman Rose & Company, LLC, as Representative of the Underwriters named therein. Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell and each Underwriter has severally agreed to purchase in cash the number of Offered Shares listed next to its name in the following table:

Underwriters	Number of Offered Shares
Dahlman Rose & Company, LLC
Casimir Capital Ltd.
TD Securities Inc.
Macquarie Capital Markets Canada Ltd.
Total	10,000,000

The obligations of the Underwriters may be terminated upon the occurrence of the events specified in the Underwriting Agreement, including upon the occurrence of certain stated events such as a material adverse change in the business or financial condition of the Company.

The Underwriting Agreement provides that the Underwriters must purchase all of the Offered Shares if they purchase any of them, other than Over-Allotment Shares covered by the Over-Allotment Option described below. The Underwriting Agreement provides that the Underwriters' obligation to purchase Offered Shares depends on the satisfaction of the conditions contained in the Underwriting Agreement, including the receipt by the Underwriters of officers’ certificates and legal opinions.

The Offering Price was determined by negotiation between the Company and the Underwriters.

The Offering Price for Offered Shares offered outside of Canada is payable in U.S. dollars, and the Offering Price for Offered Shares offered within Canada is payable in Canadian dollars at the Canadian dollar equivalent of the U.S. dollar Offering Price based on the Canada/U.S. noon exchange rate as reported by the Bank of Canada on June   , 2012.

The Offering is being made concurrently in the provinces of British Columbia, Alberta and Ontario, and in the United States pursuant to the multi-jurisdictional disclosure system implemented by the SEC and the securities regulatory authorities in Canada. The Offered Shares will be offered in the United States and Canada by the Underwriters either directly or through their respective U.S. or Canadian broker-dealer affiliates or agents, as applicable. Offers and sales of Offered Shares outside of Canada and the United States will be made in accordance with applicable laws in such jurisdictions.

The Company has applied to list the Offered Shares (including the Over-Allotment Shares) distributed under this Prospectus on the TSXV and the NYSE MKT. Listing will be subject to the Company fulfilling all of the listing requirements of the TSXV and the NYSE MKT.

FCMI Parent Co. (“FCMI”), who may be deemed to beneficially own approximately 16.26% of the Common Shares as of June 20, 2012, is entitled to purchase 1,626,000 Offered Shares (1,869,900 Offered Shares if the Over-Allotment Option is exercised in full) from the Underwriters at the Offering Price pursuant to a pre-existing participation right granted by the Company to FCMI pursuant to a subscription agreement, dated as of March 1, 2011, between the Company and FCMI. In the event that FCMI purchases 1,626,000 Offered Shares in the Offering, it may be deemed to beneficially own approximately 16.26% of the Common Shares outstanding immediately following the Offering (16.26% of the Common Shares if the Over-Allotment Option is exercised in full and assuming FCMI purchases 1,869,900 Offered Shares in the Offering).

The Offering is expected to close on or about June   , 2012.

Over-Allotment Option

The Company has granted the Underwriters an Over-Allotment Option, exercisable in whole or in part, at the sole discretion of the Representative, for a period of 30 days after and including the Closing Date, to purchase up to an additional 1,500,000 Over-Allotment Shares at the Offering Price, solely to cover over-allotments, if any. If the Underwriters exercise this option, they will each purchase Over-Allotment Shares approximately in proportion to the amounts specified in the table above. Under applicable securities laws, this Prospectus qualifies the grant of the Over-Allotment Option and the distribution of the Over-Allotment Shares upon the exercise of the Over-Allotment Option.

Underwriting Fee

Offered Shares sold by the Underwriters to the public will initially be offered at the Offering Price. Any Offered Shares sold by the Underwriters to securities dealers may be sold at a discount of up to US$   per Offered Share from the Offering Price. Any of these securities dealers may resell any Offered Shares purchased from the Underwriters to other brokers or dealers at a discount of up to US$   per Offered Share from the Offering Price. If all of the Offered Shares offered hereby are not sold at the Offering Price, the Representative may change the Offering Price and the other selling terms to an amount not greater than the Offering Price set forth on the cover of this Prospectus, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by the purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriters to the Company. Upon execution of the Underwriting Agreement, the Underwriters will be obligated to purchase the Offered Shares offered hereby at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the Offering Price or other selling terms.

The following table shows the per Offered Share and total Underwriters' Fee the Company will pay to the Underwriters, assuming both no exercise and full exercise of the Over-Allotment Option.

	Over-Allotment Option not exercised	Over-Allotment Option fully exercised
Per Offered Share	US$	US$
Total	US$	US$

The Company estimates that the total expenses of the Offering payable by the Company, not including the Underwriters' Fee, will be approximately US$625,000, which includes approximately US$275,000 of reimbursable expenses paid to the Underwriters. Pursuant to the Underwriting Agreement, the Company has agreed to reimburse the Underwriters for up to US$225,000 of fees, disbursements and expenses of Underwriters’ counsel and up to US$50,000 of other actual and accountable costs and expenses incurred by the Underwriters in connection with the Offering.

No Sales of Similar Securities

The Company, its officers and directors and FCMI have agreed that, subject to certain exceptions, for a period of 90 days (30 days in the case of FCMI) from the date of the Underwriting Agreement, they will not, without the prior written consent of the Representative, directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any Common Shares or any securities convertible into or exchangeable for Common Shares, and will not establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Common Shares or any securities convertible into or exchangeable for Common Shares (in each case within the meaning of Section 16 of the U.S. Exchange Act), or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequences of ownership of any Common Shares or any securities convertible into or exchangeable for Common Shares.

Indemnification and Contribution

The Company has agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and Canadian securities laws, and, where such indemnification is unavailable, to contribute to payments that the Underwriters may be required to make in respect of such liabilities.

Price Stabilization, Short Positions

In order to facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Shares in accordance with applicable securities laws.

The Underwriters may over-allot Offered Shares in connection with the Offering, thus creating a short position for their own account. Short sales involve the sale by the Underwriters of a greater number of Offered Shares than they are committed to purchase in the Offering. To cover these short sales positions or to stabilize the market price of the Common Shares, the Underwriters may bid for, and purchase, Common Shares in the open market. These transactions may be effected on the NYSE MKT, the TSXV or otherwise. Additionally, the Representative, on behalf of the Underwriters, may also reclaim selling concessions allowed to another Underwriter or dealer. Similar to other purchase transactions, the Underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of the Common Shares may have the effect of raising or maintaining the market price of the Common Shares or preventing or mitigating a decline in the market price of the Common Shares. As a result, the price of the Common Shares may be higher than the price that might otherwise exist in the open market. No representation is made as to the magnitude or effect of any such stabilization or other activities. The Underwriters are not required to engage in these activities and, if commenced, the Underwriters may discontinue any of these activities at any time.

Pursuant to the policies of certain Canadian securities regulators, the Underwriters may not, throughout the period of distribution under this Prospectus, bid for or purchase Common Shares. The foregoing restriction is subject to certain exceptions, including: (a) a bid or purchase permitted under the bylaws and rules of applicable regulatory authorities and stock exchanges, including the Universal Market Integrity Rules for Canadian Marketplaces administered by the Investment Industry Regulatory Organization of Canada, relating to market stabilization and passive market-making activities; (b) a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution; (c) a bid or purchase to cover a short position entered into prior to the distribution; and (d) transactions in compliance with U.S. federal securities laws. Any such trades are permitted only on the condition that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in or raising the price of the Common Shares.

Affiliations

Some of the Underwriters and/or their affiliates have in the past engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company for which they have received, and would expect to receive, customary fees and commissions. In the 180 days preceeding the date of the filing of the registration statement to which this Prospectus relates, the Company paid Dahlman Rose & Company, LLC US$60,000 for acting as Principal American Liason for the Company in connection with the Company’s listing on the OTCQX International.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of Offered Shares will not be made to the public in that Relevant Member State other than:

•	to any legal entity that is a qualified investor as defined in the Prospectus Directive;
•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive (as defined below), 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representative for any such offer; or
•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of Offered Shares located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This Prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This Prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

PROMOTER

Jonathan T. Awde is considered the promoter of the Company in that he took the initiative in founding and organizing the business of the Company’s wholly-owned subsidiary, JKR Gold Resources Inc.

As of June 20, 2012, Mr. Awde beneficially owned, or exercised control or direction over, directly or indirectly, a total of 3,948,300 Common Shares or 5.55% of the issued and outstanding Common Shares (4.86% after giving effect to the Offering but prior to the exercise of the Over-Allotment Option and assuming Mr. Awde does not acquire any Offered Shares pursuant to the Offering).

Mr. Awde is a former director and officer of Northern Star Mining Corp. (“Northern Star”), a reporting issuer previously listed for trading on the TSXV. Mr. Awde resigned as a director and officer of Northern Star on July 13, 2010. Subsequent to his resignation, Northern Star filed a Notice of Intention to Make a Proposal under the Bankruptcy and Insolvency Act (Canada) and appointed Deloitte & Touche Inc. as its trustee. On January 24, 2011, the deadline for filing its proposal expired and Northern Star was deemed to have filed an assignment in bankruptcy as of such date.

LEGAL MATTERS

Certain legal matters in connection with the Offering will be passed upon on behalf of the Company by Gregory T. Chu, A Law Corporation, as to Canadian legal matters, Thorsteinssons LLP, as to Canadian tax matters, and Carter Ledyard & Milburn LLP, as to U.S. legal matters. Certain legal matters in connection with the Offering will be passed upon on behalf of the Underwriters by Blake, Cassels & Graydon LLP, as to Canadian legal matters, and Skadden, Arps, Slate, Meagher & Flom LLP, as to U.S. legal matters. As at the date hereof, the Company is advised that the partners and associates, as a group, of each of Gregory T. Chu, A Law Corporation, Thorsteinssons LLP and Blake, Cassels & Graydon LLP beneficially own, directly or indirectly, less than one percent of the outstanding Common Shares.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are Davidson & Company LLP, Chartered Accountants, of Vancouver, British Columbia, Canada. Davidson & Company LLP has advised the Company that it is independent of the Company in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of

British Columbia and is an independent registered public accounting firm within the meaning of the U.S. Securities Act and the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States).

The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada at its principal office in Vancouver, British Columbia, Canada. The co-transfer agent and registrar for the Common Shares in the United States is Computershare Trust Company, N.A., at its principal office in Denver, Colorado.

INTEREST OF EXPERTS

Certain information relating to the Railroad Project in this Prospectus and other documents incorporated by reference has been derived from the Railroad Report, which was prepared by David R. Shaddrick, M.Sc., CPG, P.Geo. Mr. Shaddrick is a qualified person as such term is defined in NI 43-101. The Company is advised that Mr. Shaddrick does not hold any beneficial interest, direct or indirect, in any of the Company’s securities or property or in the securities or properties of any of the Company's associates or affiliates. Mr. Shaddrick is not expected to be elected, appointed or employed as one of the Company’s directors, officers or employees or as a director, officer or employee of any of the Company's associates or affiliates. Mr. Shaddrick is not one of the Company’s promoters or the promoter of one of the Company's associates or affiliates.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Section 160 of the Business Corporations Act (British Columbia) (“BCBCA”) provides that a company may:

(a)	indemnify an eligible party against all eligible penalties, which include judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and/or
(b)	after the final disposition of an eligible proceeding, pay the expenses (which includes costs, charges and expenses (including legal fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party has not been reimbursed for those expenses, and is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purposes of the BCBCA, an “eligible party”, in relation to a company, means an individual who:

(a)	is or was a director or officer of the company;
(b)	is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the company, or at the request of the company; or
(c)	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation, is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits a company from indemnifying an eligible party or paying the expenses of an eligible party:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
(b)	if the indemnity or payment is made otherwise than under an earlier agreement and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interest of the company or the associated corporation, as the case may be; and
(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or an associated corporation, the company must not indemnify the eligible party or pay or advance the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, section 164 of the BCBCA provides that, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

(a)	order a company to indemnify an eligible party against any liabilities incurred by the eligible party in respect of an eligible proceeding;
(b)	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;
(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;
(d)	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under section 164; or
(e)	make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Articles of the Registrant

The Registrant’s articles provide that the Registrant must (i) indemnify, and (ii) pay the expenses reasonably and actually incurred by, its directors and officers, former directors and officers, and alternate directors and their respective heirs and personal or other legal representatives to the greatest extent permitted by the BCBCA and that each director and officer is deemed to have contracted with the Registrant on the above terms.

The Registrant’s articles further provide that the Company may, subject to any restrictions in the BCBCA, indemnify any other person and that the failure of a director, alternate director or officer of the Company to comply with the BCBCA or the Registrant’s articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any eligible person (or his or her heirs or legal personal representatives) including, but not limited to, any current or former directors, alternative directors, officers, employees or agents of the Registrant.

The Registrant maintains directors’ and officers’ liability insurance coverage through a policy covering the Registrant and its subsidiaries, which has an annual policy limit of $5,000,000, subject to a corporate retention (i.e. deductible) of $25,000 per claim. This insurance provides coverage for indemnity payments made by the Registrant to its directors and officers as required or permitted by law for losses, including legal costs, incurred by officers and directors in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors and officers has customary exclusions, including acts determined to be uninsurable under laws, or deliberately fraudulent or criminal or to have resulted in personal profit, advantage or remuneration.

The underwriting agreement relating to the offering to which this Registration Statement relates contains provisions by which the underwriters agree to indemnify the Registrant, each of the directors of the Registrant, each officer of the Registrant that signed the Registration Statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act of 1933 (the “Securities Act”) or Section 20 of the Securities Exchange Act of 1934 with respect to information furnished by the underwriters for use in the Registration Statement.

Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

Exhibit No.	Description
3.1*	Form of Underwriting Agreement between the Registrant and Dahlman Rose & Company, LLC, as representative of the several underwriters named therein.
4.1	Annual Information Form of the Registrant for the fiscal year ended December 31, 2011, dated April 27, 2012 (incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2011, filed with the US Securities and Exchange Commission (the “Commission”) on April 30, 2012, (the “2011 Form 40-F”)).
4.2	Audited consolidated financial statements of the Registrant and the notes thereto for the financial years ended December 31, 2011 and 2010, together with the auditors’ report thereon (incorporated by reference to Exhibit 99.3 to the Registrant’s 2011 Form 40-F).
4.3	Management’s discussion and analysis of performance, financial condition and operations for the financial year ended December 31, 2011 (incorporated by reference to Exhibit 99.2 to the Registrant’s 2011 Form 40-F).
4.4	Unaudited condensed interim consolidated financial statements of the Registrant and the notes thereto for the three month periods ended March 31, 2012 and 2011 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K furnished to the Commission on May 31, 2012).
4.5	Management’s discussion and analysis of performance, financial condition and operations for the three month period ended March 31, 2012 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on May 31, 2012).
4.6	Management information circular of the Registrant dated June 1, 2011 distributed in connection with the annual meeting of shareholders of the Registrant to be held on June 28, 2011 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on June 6, 2012).
4.7	Management information circular of the Registrant dated May 9, 2012 distributed in connection with the annual meeting of shareholders of the Registrant to be held on June 13, 2012 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on May 22, 2012).
4.8	Material change report of the Registrant dated February 2, 2012 updating the status of the Registrant’s exploration program on, inter alia, the Railroad Project (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on February 2, 2012).
4.9	Material change report of the Registrant dated February 15, 2012 further updating the status of the Registrant’s exploration program on, inter alia, the Railroad Project (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on February 15, 2012).
4.10	Material change report of the Registrant dated February 22, 2012 reporting partial assay results from drill hole RR11-16 on the Railroad Project (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on February 23, 2012).
4.11	Material change report of the Registrant dated March 28, 2012 regarding the acquisition of additional mining leases adjacent to the Railroad Project (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on March 28, 2012).
4.12	Material change report of the Registrant dated March 29, 2012 regarding the appointment of, inter alia, David M. Cole as a director of the Registrant (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on March 29, 2012).

Exhibit No.	Description
4.13	Material change report of the Registrant dated April 3, 2012 reporting additional assay results from the lower portion of drill hole RR11-16 on the Railroad Project (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on April 3, 2012).
4.14	Material change report of the Registrant dated April 11, 2012 regarding the Registrant’s acceleration of the expiry date of certain share purchase warrants and the proceeds received by the Registrant from recent warrant exercises (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on April 12, 2012).
4.15	Material change report of the Registrant dated April 24, 2012 updating the exercise of recently accelerated share purchase warrants and the proceeds received as a result thereof (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on April 24, 2012).
4.16	Material change report of the Registrant dated April 26, 2012 reporting assay results from, inter alia, drill hole RR 12-01 on the Registrant’s Railroad Project (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on June 1, 2012).
4.17	Material change report of the Registrant dated June 7, 2012 reporting that NYSE Regulation, Inc. on behalf of NYSE MKT has approved the Registrant for listing on the NYSE MKT (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on June 7, 2012).
4.18	Technical Report dated May 29, 2012 on the Railroad Project titled “Technical Report on the Railroad Project Elko County, Nevada USA” prepared by David R. Shaddrick, M.Sc., CPG, P. Geo. (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on June 11, 2012).
4.19	Material change report of the Registrant dated June 12, 2012, regarding the announcement of the offering (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on June 12, 2012).
5.1**	Consent of Davidson & Company LLP.
5.2*	Consent of Thorsteinssons LLP.
5.3*	Consent of Blake, Cassels & Graydon LLP.
5.4*	Consent of David Shaddrick, M.Sc., CPG, P. Geo.
6.1	Power of Attorney (included in the signature pages of this Registration Statement).

*	Previously filed
**	Filed herewith

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in such securities.

Item 2. Consent to Service of Process.

(a)  Prior to the filing of this Amendment No. 1 to the Registration Statement, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)  Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on this 21st day of June, 2012.

Gold Standard Ventures Corp.
By: /s/ Jonathan T. Awde Name: Jonathan T. Awde Title: President and Chief Executive Officer

III-2

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jonathan T. Awde Jonathan T. Awde	President, Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2012
* Michael N. Waldkirch	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 21, 2012
* David M. Cole	Director	June 21, 2012
* David C. Mathewson	Director	June 21, 2012
* Robert J. McLeod	Director	June 21, 2012
* Richard S. Silas	Director	June 21, 2012
* William E. Threlkeld	Director	June 21, 2012

* By: /s/ Jonathan T. Awde Name: Jonathan T. Awde Attorney-in-fact

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Amendment No. 1 to the Registration Statement to be signed, solely in his capacity as the duly authorized representative of the Registrant in the United States, in the City of Fernley, in the State of Nevada, on this 21st day of June, 2012.

/s/ David C. Mathewson Name: David C. Mathewson

III-4

EXHIBIT INDEX

Exhibit No.	Description
3.1*	Form of Underwriting Agreement between the Registrant and Dahlman Rose & Company, LLC, as representative of the several underwriters named therein.
4.1	Annual Information Form of the Registrant for the fiscal year ended December 31, 2011, dated April 27, 2012 (incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2011, filed with the US Securities and Exchange Commission (the “Commission”) on April 30, 2012, (the “2011 Form 40-F”)).
4.2	Audited consolidated financial statements of the Registrant and the notes thereto for the financial years ended December 31, 2011 and 2010, together with the auditors’ report thereon (incorporated by reference to Exhibit 99.3 to the Registrant’s 2011 Form 40-F).
4.3	Management’s discussion and analysis of performance, financial condition and operations for the financial year ended December 31, 2011 (incorporated by reference to Exhibit 99.2 to the Registrant’s 2011 Form 40-F).
4.4	Unaudited condensed interim consolidated financial statements of the Registrant and the notes thereto for the three month periods ended March 31, 2012 and 2011 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K furnished to the Commission on May 31, 2012).
4.5	Management’s discussion and analysis of performance, financial condition and operations for the three month period ended March 31, 2012 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on May 31, 2012).
4.6	Management information circular of the Registrant dated June 1, 2011 distributed in connection with the annual meeting of shareholders of the Registrant to be held on June 28, 2011 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on June 6, 2012).
4.7	Management information circular of the Registrant dated May 9, 2012 distributed in connection with the annual meeting of shareholders of the Registrant to be held on June 13, 2012 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on May 22, 2012).
4.8	Material change report of the Registrant dated February 2, 2012 updating the status of the Registrant’s exploration program on, inter alia, the Railroad Project (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on February 2, 2012).
4.9	Material change report of the Registrant dated February 15, 2012 further updating the status of the Registrant’s exploration program on, inter alia, the Railroad Project (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on February 15, 2012).
4.10	Material change report of the Registrant dated February 22, 2012 reporting partial assay results from drill hole RR11-16 on the Railroad Project (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on February 23, 2012).
4.11	Material change report of the Registrant dated March 28, 2012 regarding the acquisition of additional mining leases adjacent to the Railroad Project (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on March 28, 2012).
4.12	Material change report of the Registrant dated March 29, 2012 regarding the appointment of, inter alia, David M. Cole as a director of the Registrant (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on March 29, 2012).

III-5

Exhibit No.	Description
4.13	Material change report of the Registrant dated April 3, 2012 reporting additional assay results from the lower portion of drill hole RR11-16 on the Railroad Project (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on April 3, 2012).
4.14	Material change report of the Registrant dated April 11, 2012 regarding the Registrant’s acceleration of the expiry date of certain share purchase warrants and the proceeds received by the Registrant from recent warrant exercises (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on April 12, 2012).
4.15	Material change report of the Registrant dated April 24, 2012 updating the exercise of recently accelerated share purchase warrants and the proceeds received as a result thereof (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on April 24, 2012).
4.16	Material change report of the Registrant dated April 26, 2012 reporting assay results from, inter alia, drill hole RR 12-01 on the Registrant’s Railroad Project (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on June 1, 2012).
4.17	Material change report of the Registrant dated June 7, 2012 reporting that NYSE Regulation, Inc. on behalf of NYSE MKT has approved the Registrant for listing on the NYSE MKT (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on June 7, 2012).
4.18	Technical Report dated May 29, 2012 on the Railroad Project titled “Technical Report on the Railroad Project Elko County, Nevada USA” prepared by David R. Shaddrick, M.Sc., CPG, P. Geo. (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on June 11, 2012).
4.19	Material change report of the Registrant dated June 12, 2012, regarding the announcement of the offering (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on June 12, 2012).
5.1**	Consent of Davidson & Company LLP.
5.2*	Consent of Thorsteinssons LLP.
5.3*	Consent of Blake, Cassels & Graydon LLP.
5.4*	Consent of David Shaddrick, M.Sc., CPG, P. Geo.
6.1	Power of Attorney (included in the signature pages of this Registration Statement).

*	Previously filed
**	Filed herewith

III-6